UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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of the Securities Exchange Act of 1934 (Amendment No.   )
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FARO Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2020

April 16, 2020
To our shareholders:
You are cordially invited to attend the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc. (the “Company,” “FARO,” “we,” “us” or “our”) on May 29, 2020 at 9:00 a.m., Eastern time. via a live webcast on the Internet at www.virtualshareholdermeeting.com/FARO2020. The Annual Meeting will be held entirely online this year due to the emerging public health impact of the coronavirus outbreak (COVID-19). You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/FARO2020, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to attend the Annual Meeting.
At the Annual Meeting, shareholders will vote on the following matters:
1.	the election of two directors, Michael D. Burger and Stephen R. Cole to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2023;
2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2020;
3.	a non-binding resolution to approve the compensation of our named executive officers; and
4.	any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.
Holders of record of FARO common stock at the close of business on March 27, 2020 are entitled to vote at the Annual Meeting.
FARO is pleased to be providing access to our proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders over the Internet. On or about April 16, 2020, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and the proxy statement. We believe this method allows us to provide you with the information you need more expeditiously, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions on the Notice and in the proxy statement so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting online. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting online, you may withdraw your proxy and vote during the meeting electronically if you would like to do so.
Thank you for your continued support.
By Order of the Board of Directors,

Allen Muhich Chief Financial Officer

2020 Proxy Statement Summary
The following is a summary of certain key disclosures in this Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this Proxy Statement as well as our 2019 Annual Report on Form 10-K.
Annual Meeting of Shareholders
May 29, 2020, 9:00 a.m. Eastern Time	Record Date: March 27, 2020
www.virtualshareholdermeeting.com/FARO2020
Proposals to be Voted on and Board Voting Recommendations
Proposals	Recommendations

Elections of the following persons as directors:
• Stephen R. Cole	FOR
• Michael D. Burger	FOR
Ratification of Grant Thornton LLP as Auditors for 2020	FOR
Non-binding vote to approve the compensation of our named executive officers	FOR
President and Chief Executive Officer Transition
On January 9, 2019, we entered into a letter agreement with Dr. Simon Raab, setting forth the terms of Dr. Raab's retirement as our President and Chief Executive Officer (“CEO”) and as a member of our Board of Directors. Dr. Raab continued to serve as our President and CEO and remained on our Board of Directors until his successor, Michael D. Burger, was appointed as our President and CEO, effective June 17, 2019. Dr. Raab retired from his role as President and CEO and as a member of our Board of Directors on June 16, 2019. The Compensation Discussion and Analysis section of this Proxy Statement has more information regarding the compensation payable to Dr. Raab during this transition period pursuant to the letter agreement and the compensation payable to Mr. Burger as our President and CEO. In addition, the Board elected John Donofrio to serve as the Chairman of the Board, effective April 5, 2019. On June 17, 2019, the Board also appointed Mr. Burger to the Company's Board of Directors, effective June 17, 2019.
Chief Financial Officer Transition
On July 15, 2019, the Board appointed Allen Muhich as Chief Financial Officer, effective July 26, 2019, to succeed Robert Seidel, who ceased serving as the Chief Financial Officer of the Company effective July 25, 2019 but continued as an employee of the Company for a transition period through October 31, 2019.
Compensation Highlights
In 2019, the compensation of our named executive officers primarily consisted of base salary, performance-based restricted stock units and time-based restricted stock units. Additionally, named executive officers that were hired in 2019 received signing and other cash bonuses. The cash bonuses were based on meeting individual performance objectives which were focused on the development of our new comprehensive strategic plan for our business going forward. We did not meet all of the financial goals we set for ourselves in 2019, and thus our named executive officers did not earn their target short-term incentive compensation for 2019. However, during 2019, our executive officers contributed substantial efforts to the development of our new comprehensive strategic plan for our business going forward. As a result, we believe that the compensation our named executive officers earned in 2019 reflects both our financial performance in 2019 and the individual efforts of our executive officers.

Corporate Governance
Our corporate governance policies reflect many components of what are widely considered to be best practices:
•
Our Board of Directors consists of seven members, comprised of six independent directors and our President and CEO. Only the independent directors serve on the Audit Committee, the Compensation Committee, the Nominating, Governance and Sustainability Committee, and the Operational Audit Committee. In 2019, the Board of Directors dissolved the Operational Audit Committee.

•	Executive sessions of the independent directors are held at each in-person Board meeting.
•	Our Company policy prohibits hedging and pledging of Company securities by our directors and executive officers.
•
We have a stock ownership policy for our non-employee directors and executive officers, as further described within this Proxy Statement. Among other things, this policy provides that our President and CEO must hold at least six times his base salary in Company common stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	We maintain a compensation clawback policy, as further described within this Proxy Statement.
•	We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections.
Shareholder Engagement
We believe that building positive relationships with our shareholders is critical to our long-term success. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively engaging with our shareholders in discussing our business and operations. For this reason, our management team regularly offers to, and frequently does, meet with shareholders to discuss our quarterly and annual results, operations and other topics of interest to shareholders, including executive compensation matters.
We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2019, with approximately 96% of the votes cast voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746
PROXY STATEMENT FOR
2020 ANNUAL MEETING OF SHAREHOLDERS
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 29, 2020 at 9:00 a.m., Eastern time, via a live webcast on the Internet at www.virtualshareholdermeeting.com/FARO2020. The Annual Meeting will be held entirely online this year due to the emerging public health impact of the coronavirus outbreak (COVID-19). You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/FARO2020, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to attend the Annual Meeting.
In accordance with the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials primarily by furnishing the proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder. On or about April 16, 2020, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the Proxy Statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the Proxy Statement, on a website referred to in the Notice and this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials, including the Proxy Statement and annual report to shareholders, over the Internet, how to request paper copies of the proxy materials and how shareholders can submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.
Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices at 250 Technology Park, Lake Mary, Florida 32746 for a period of ten days prior to the Annual Meeting. If you wish to inspect the list of shareholders prior to the Annual Meeting, please contact Nancy Setteducati at (407) 333-9911 to schedule an appointment. In addition, the shareholder list will be available during the Annual Meeting through the meeting website for those shareholders who choose to attend.
This Proxy Statement and our 2019 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available to shareholders at: www.proxyvote.com. Our 2019 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following matters:
1.	the election of two directors, Michael D. Burger, and Stephen R. Cole, to the Board of Directors, each to serve for a three-year term expiring at the annual meeting of shareholders in 2023;
2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2020; and
3.	a non-binding resolution to approve the compensation of our named executive officers.
Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.
Why am I receiving these materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. These proxy materials were first sent or made available to shareholders on or about April 16, 2020.
What is included in these proxy materials?
These proxy materials include:
•	The Notice of 2020 Annual Meeting of Shareholders;
•	This Proxy Statement for the Annual Meeting; and
•	Our 2019 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 19, 2020 (the “Annual Report”).
If you requested printed versions of the proxy materials by mail, we will also include the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we are sending a Notice to the majority of our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy of the proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and reduce our cost associated with the physical printing and mailing of materials.
I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards if they received a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents.
To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the Notice, Proxy Statement and/or Annual Report and would like to receive only one copy, shareholders may write or call us at the following:
FARO TECHNOLOGIES, INC.
Attn: Nancy Setteducati
250 Technology Park
Lake Mary, Florida 32746
1-800-736-0234
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to use the Internet to:
•	View our proxy materials for the Annual Meeting; and
•	Instruct us to send future proxy materials to you by e-mail.
Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on, or accessible through, this website or our website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by e-mail will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What is a proxy?
A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board has designated John Donofrio, Chairman of the Board, and Allen Muhich, Chief Financial Officer, as proxies for the Annual Meeting.
Who is entitled to vote?
Holders of our common stock outstanding as of the close of business on March 27, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock such shareholder held on the Record Date.
If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward a Notice or, if applicable, a printed set of these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. Only Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2020, is considered a routine matter on which brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted on Proposal 1 or Proposal 3 unless you affirmatively provide the broker instructions on how to vote.

Who can attend the Annual Meeting?
All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting online. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting online. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials.
Participation in the Virtual Annual Meeting
This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.
To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/FARO2020 and enter the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). You may begin to log into the meeting platform beginning at 8:45 a.m. Eastern Time on May 29, 2020. The meeting will begin promptly at 9:00 a.m. Eastern Time on May 29, 2020.
Stockholders will also have the opportunity to submit questions prior to the annual meeting at www.proxyvote.com by logging on with your control number or during the annual meeting through www.virtualshareholdermeeting.com/FARO2020. A technical support telephone number will be posted on the log-in page of www.virtualshareholdermeeting.com/FARO2020 that you can call if you encounter any difficulties accessing the virtual meeting during the check-in or during the meeting.
How do I vote?
If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:
•
By Internet (before the Annual Meeting). You may vote over the Internet, by going to www.proxyvote.com. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).

•
By Telephone. You may vote by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).

•	By Mail. If you received a printed set of proxy materials, by mailing your signed proxy card in the postage paid envelope provided.
•
During the Annual Meeting. You may vote during the annual meeting by going to www.virtualshareholdermeeting.com/FARO2020. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

If your shares are held in street name, your bank or brokerage firm will forward a Notice or, if applicable, a printed set of these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the Notice or voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.
Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or legal proxy from their record holder to do so.
How many shares must be present to hold the meeting?
A quorum of shareholders is necessary to hold a valid shareholders meeting and for shareholders to take action on a matter at the meeting. A majority of the 17,664,492 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, online or by proxy, to constitute a quorum for action on such matter at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN,” properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.
Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).
If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are present online or represented by proxy, at the meeting may adjourn the Annual Meeting to another date. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What is the effect of not voting?
If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:
•	FOR the election of Michael D. Burger and Stephen R. Cole to the Board of Directors;
•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2020; and
•	FOR the approval of the compensation of our named executive officers.
If you are a registered shareholder and you do not vote, your non-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your non-voted shares will not affect the outcome of any proposal.
If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors and Proposal 3—Advisory Vote on Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.
Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.
Can I change my vote after I return my proxy card or vote by telephone or the Internet?
Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:
•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;
•	voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 28, 2020;
•	giving written notice of your revocation to FARO Technologies, Inc., Attention: Nancy Setteducati, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or
•	voting online during the Annual Meeting.
Your presence online at the Annual Meeting will not in itself revoke your proxy; you must vote during the Annual Meeting electronically to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.

If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.
What are the Board’s recommendations on the proposals?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of the two nominees for director, Michael D. Burger and Stephen R. Cole, each with a three-year term expiring at the annual meeting of shareholders in 2023;
Proposal 2—FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2020; and
Proposal 3—FOR the approval of the compensation of our named executive officers.
What vote is required to elect the director nominees?
The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the three nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no impact on the outcome of the election of directors.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.
How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2020 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.
How many votes are required to approve the non-binding resolution on the compensation of the Company’s named executive officers?
The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.
Are there any other items to be discussed during the Annual Meeting?
We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.
Who will count the vote?
Broadridge Financial Solutions, Inc. will count the vote and will serve as the inspector of election.
Who pays to prepare, mail, and solicit the proxies?
Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, none of whom will receive additional compensation for such solicitations. We will bear the cost of soliciting proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance

Advisors, LLC will receive a fee of approximately $10,000 plus reasonable out-of-pocket expenses for this work. In addition, arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of our common stock, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Will I receive a copy of the Annual Report?
You may obtain a copy of the Annual Report by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.
Where can I find Corporate Governance materials for the Company?
Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the charters for the Audit, Compensation, and Nominating, Governance and Sustainability Committees of our Board of Directors are published on our website at www.faro.com/about-faro/leadership-and-governance. We are not including the information contained on or accessible through our website as a part of, or incorporating such information by reference into, this Proxy Statement.
How can I contact the members of the Board?
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

PROPOSAL 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF MICHAEL D. BURGER AND STEPHEN R. COLE TO THE BOARD OF DIRECTORS.
The Board is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of seven members. Two directors have terms that expire at the Annual Meeting, two directors have a term that expires at the 2021 annual meeting of shareholders, and three directors have terms that expire at the 2022 annual meeting of shareholders.
We do not know of any reason why any nominee would be unable or, if elected, would decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.
The two nominees for director, Michael D. Burger and Stephen R. Cole, are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2023 annual meeting of shareholders. The remaining five directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.
Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. If you received a printed set of proxy materials, shares voted by the accompanying proxy card will be voted “FOR” Michael D. Burger and Stephen R. Cole, unless the proxy card is marked to withhold authority. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election. We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections, which requires such director nominees to tender their resignation to the Board following certification of the shareholder vote. The Nominating, Governance and Sustainability Committee will then act to determine whether to accept the director’s resignation and submit such recommendation for prompt consideration by the Board.
The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.
Nominees for Election at the Annual Meeting
Name	Age	Director Since	Term Expires	Position
Michael D. Burger	61	2019	2023	Director and Nominee
Stephen R. Cole	68	2000	2023	Director and Nominee
Michael D. Burger was appointed as our President and CEO on June 17, 2019. Prior to joining the Company, Mr. Burger was President and Chief Executive Officer and a member of the board of directors of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from October 2016 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Burger was President and Chief Executive Officer of Cascade Microtech, Inc., a manufacturer of advanced wafer probing, thermal and reliability solutions for the electrical measurement and testing of high performance semiconductor devices, from July 2010 to June 2016. From April 2007 to February 2010, Mr. Burger served as the President and Chief Executive Officer and as a member of the board of directors of Merix Corporation (“Merix”), a printed circuit board manufacturer. Mr. Burger also served as a member of the Board of Directors of ViaSystems Group, Inc. from February 2010 after it acquired Merix until May 2015. From November 2004 until joining Merix, Mr. Burger served as President of the Components Business of Flextronics Corporation. From 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG's President and a member of its board of directors. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program.
The Board believes that Mr. Burger’s qualifications to sit on our Board include his strong experience and skills in executive management, technology, manufacturing, international operations, sales and marketing management, and research and development management.
Stephen R. Cole has been a director of the Company since 2000 and served as Lead Director from 2005 until May 2018. Since May 2013, Mr. Cole has been President of Seeonee Inc., a financial valuation advisory firm. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation. From June 2010 to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He serves as lead director of The Westaim Corporation, a TSX Venture Exchange listed company where he also serves as a member of the audit committee and chairman of the compensation committee and nominating and governance committee. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX-listed company, where he also served as chairman of the audit committee. Mr. Cole has also held or currently holds positions as an advisory committee member or director of various private companies and charitable and professional organizations.
The Board believes that Mr. Cole’s qualifications to sit on our Board include his strong experience and skills in mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, and corporate governance.
Directors Whose Terms Will Continue After the Annual Meeting
Name	Age	Director Since	Term Expires	Position
Lynn Brubaker	62	2009	2021	Director
Jeffrey A. Graves, Ph.D.	58	2017	2021	Director
John E. Caldwell	70	2002	2022	Director
John Donofrio	58	2008	2022	Director
Yuval Wasserman	65	2017	2022	Director
Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 35 years of experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has over 15 years of board experience and over ten years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy and business development. She is currently a director of Hexcel Corporation, a New York Stock Exchange-listed company in leading advanced materials and technology, and QinetiQ Group plc, a London Stock Exchange–listed leading research and technology company. Ms. Brubaker previously served on the Board of Directors of Nordam Group, a private aerospace company in high technology manufacturing and repair, and Force Protection, Inc., a developer and manufacturer of military survivability technology listed on the Nasdaq Stock Market (“Nasdaq”) from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, Inc., retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Prior to Honeywell International, Ms. Brubaker held a variety of management positions with McDonnell Douglas Corporation, Northwest Airlines Corporation, and ComAir Limited. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

The Board believes that Ms. Brubaker’s qualifications to sit on our Board include her strong experience and skills in sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, and audit, nominating, governance and sustainability and compensation committee matters.
Jeffrey A. Graves Ph.D. has served as a director of the Company since December 2017. Dr. Graves has served as President and Chief Executive Officer and a director of MTS Systems Corporation, a leading global supplier of high-performance test systems and sensors, since May 2012. From July 2005 to May 2012, he served as President, Chief Executive Officer and a director of C&D Technologies, Inc., a manufacturer, marketer and distributor of electrical power storage systems for the standby power storage market. Dr. Graves previously served in various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; and prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Hexcel Corporation since 2007 and previously served as a director of Teleflex Incorporated from 2007 to 2017.
The Board believes that Mr. Graves’s qualifications to sit on our Board include his strong experience and skills in senior operations and engineering management, executive and financial management, and research and development management.
John E. Caldwell has been a director of the Company since 2002. In March 2011, Mr. Caldwell retired as President and Chief Executive Officer and from the Board of Directors of SMTC Corporation (“SMTC”), a publicly-held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange (“TSX”). Mr. Caldwell had served as President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board of Directors from October 2002 to September 2003; in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001; and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Mr. Caldwell has been an instructor on board risk oversight for the Institute of Corporate Directors in Canada. Mr. Caldwell is currently Chairman of the Board of Advanced Micro Devices, Inc., an innovative semiconductor provider, where he has served as a director since 2006. Mr. Caldwell has also been a director of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the Board of Directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Chartered Professional Accountant.
The Board believes that Mr. Caldwells’s qualifications to sit on our Board include his strong experience and skills in executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, and audit committee experience.
John Donofrio has served as a director of the Company since January 2008, served as Lead Director from May 2018 until April 5, 2019, and has served as independent Chairman of the Board since April 5, 2019. Mr. Donofrio currently serves as Executive Vice President and General Counsel of Johnson Controls International plc (“Johnson Controls”), a global diversified and multi-industrial leader. Mr. Donofrio is also a member of the Board of Trustees of the Medical College of Wisconsin. Before joining Johnson Controls in November 2017, Mr. Donofrio was Vice President, General Counsel and Secretary of Mars, Incorporated (“Mars”), a global food manufacturer, from October 2013 until November 2017. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a global engineering and construction company, from October 2009 until February 2013 and Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation (“Visteon”), a global automotive supplier, from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell International, Mr. Donofrio was Vice President for Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis LLP, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.
The Board believes that Mr. Donofrio’s qualifications to sit on our Board include his strong experience and skills in legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.
Yuval Wasserman has served as a director of the Company since December 2017. Mr. Wasserman has served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, since October 2014. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc. from 2010 to 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow.
The Board believes that Mr. Wasserman’s qualifications to sit on our Board include his strong experience and skills in senior operations and engineering management, executive and financial management, and research and development management.

CORPORATE GOVERNANCE
SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS
At FARO, we believe that corporate governance includes frequent, clear, and honest communication with our shareholders. We actively engage with a portion of our shareholders, including our top institutional investors, to discuss topics of interest including, among other things, our operating performance, corporate governance, and environmental and social matters. We do this as part of our commitment to be responsive to our shareholders and to listen to our shareholders' insights into emerging issues which include feedback on our efforts. More information about investor relations is available on our website at www.faro.com/about-faro/investor-relations. Information on our Shareholder Engagement and Communications efforts, are available through our website, and are not part of or incorporated by reference into this Proxy Statement.
Shareholders may contact our Board of Directors about genuine issues or questions by sending a letter to the following address: c/o FARO Technologies, Inc. 250 Technology Park, Lake Mary, Florida, 32746, Attention: Board of Directors (or the individual director(s)). Communication should be sent by overnight or certified mail, with return receipt requested. The letter should be specific and include the addressee or addressees to be contacted, the topic of the communication, and the number of shares of our stock that are owned of record (if a record holder) or beneficially. We reserve the right not to forward communication to Board members containing any abusive, threatening or otherwise inappropriate materials.
GOVERNANCE, SUSTAINABILITY & STRATEGY
The Board of Directors approves and is responsible for the implementation of the Company's mission, vision, and values. During the year, the Board of Directors is provided an update on our sustainability progress. Management of economic, environmental, and social topics is delegated to our CEO and his staff, which is comprised of senior executives responsible for our corporate functions. We renamed our Governance and Nominating Committee to the Nominating, Governance and Sustainability Committee due to a change in the Committee's charter to focus on our sustainability efforts and strategy.
We embrace our responsibility and commitment to minimize the impact of our operations on others. For us, sustainability is about reducing our energy usage, protecting workers, partnering with suppliers that subscribe to our supplier code of conduct, and maintaining relationships with others to share sustainable solutions for a better world. Environmental considerations are an integral part of our business practices. We endeavor to reduce or eliminate solid waste, wastewater and air emissions through the implementation of appropriate conservation measures in our production, maintenance and facility processes.
While the Board is attentive to sustainability, it is a primary focus of our Nominating, Governance and Sustainability Committee. Our sustainability strategy includes the following:
•	Supply increasingly sustainable products and services;
•	Promote a culture focused on sustainability and attract employees that want to make a difference;
•	Lead partnerships with our suppliers and customers that increase our sustainability impact;
•	Monitor and improve our sustainability performance through metrics and tracking progress; and
•	Show our commitment from the top of our organization.
We strive to incorporate effective corporate governance practices and we encourage sound policy and decision making at both the Board of Directors and management level. In April 2020, we amended and restated the Nominating and Governance Committee charter to, among other things, change the name of the committee to the “Nominating, Governance and Sustainability Committee” and to task the committee with responsibility for implementing and overseeing the Company’s sustainability strategy. We publish our corporate governance guidelines, board committee charters, company code of ethics and corporate responsibility documents on our website at www.faro.com/about-faro/leadership-and-governance, including our articles of incorporation, bylaws, committee charters, company code of ethics, conflict minerals policy and supplier code of conduct. These documents serve as a framework to assist our Board of Directors in the exercise of its governance responsibilities, among other matters. Our Code of Ethics provides guidelines for business conduct and applies to members of our Board of Directors, our executive officers, employees, contractors, consultants, and others working on our behalf. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our code of conduct by posting such information on our website at the address specified above. Our governance, sustainability and strategy efforts, and the information on or accessible through our website, are not part of or incorporated by reference into this Proxy Statement.
DIVERSITY & INCLUSION
FARO believes in the benefits workforce diversity can provide. Innovation is critical for any technology company – and we believe that it benefits by the creative thinking that happens when people with different perspectives and backgrounds come together. We believe diverse teams can better relate to the many and varied needs of our customers. We promote a culture where individual differences are valued which also allows us to attract the very best talent further encouraging our people to reach their full potential. As part of this cultural commitment, we also invest in formal programs designed to foster diversity through networking, talent management and targeted career development.
We conduct regular workforce engagement surveys to take the “pulse” of our people and gather their insights. We are committed to making all benefit and employment-related decisions in compliance with established equal employment opportunity statutes and without regard to religion, national origin, age, gender, race, color, ancestry, sexual orientation, disability, marital status, citizenship, pregnancy, medical condition or any other protected class status, as defined by local, state or federal laws.
We believe strongly in building a global workforce that is diverse and that can build strong working relationships with the customers in the countries we operate. We support an inclusive culture and motivate our workforce to be themselves while at work. We are committed to providing our employees with a positive and safe work environment that is free of discrimination, harassment and workplace violence. We encourage our employees to embrace different ideas, strengths, interests and cultural backgrounds. People development, and inclusion are important to us. We understand the importance of giving back to the communities in which we live and work.
Our commitment to diversity extends from the most junior positions at the Company to the most senior. Approximately 50% of our CEO's staff is comprised of women and one of the six independent members of our Board of Directors is a female and chairs our Nominating, Governance and Sustainability Committee.
We are a proud to partner with local and national charities. We are also proud to provide ways for our employees and their families to get involved with philanthropic efforts. Various charitable events and fundraisers serve as a time for our family to come together with the common goal of helping those in need. We support an internal employee-based community outreach group, FARO Cares Committee, that actively seeks to serve the various communities touched by FARO employees and products. FARO has supported a variety of charitable organizations and activities, including UNICEF, the Leukemia & Lymphoma Society, local fire and police departments, and various other charity events.
FARO is committed to respecting human rights in alignment with the United Nation’s Guiding Principles on Business and Human Rights. We strive to comply with human rights laws and regulations globally and where we may have a local law conflict, we work within the laws of the country whilst maintaining the underlying principles of human rights standards.
BOARD MATTERS
Role and Risk Oversight of the Board of Directors
The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):
•	reviews and approves operating, organizational, financial and strategic plans;
•	reviews our operational, financial and strategic performance;
•	oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;
•	oversees our global risk management;
•	establishes corporate governance standards;

•	selects, evaluates and compensates our executive officers, including the President and CEO;
•	oversees and evaluates senior management performance and compensation; and
•	plans for effective development and succession of the President and CEO and senior management.
In its oversight of our global risk management, the Board has adopted a risk oversight framework in which it reviews the overall risk exposure of the Company in the form of a risk universe and discusses with management our risk assessment, including management’s role to identify, monitor, control and report risk exposure. In addition, the Board reviews all major risks that could materially adversely affect the Company, including external, strategic, operational, financial, organizational and compliance risks. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.
Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions.
The Audit Committee focuses on significant risks associated with financial exposures. The Compensation Committee particularly reviews risks related to our compensation policies and practices. The Nominating, Governance and Sustainability Committee focuses on risks relating to our corporate governance structure and practices.
Leadership Structure of the Board of Directors
The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chairman of the Board and President and CEO have been held by two different people and, at other times, the positions have been combined and held by the same person. On April 5, 2019, the Board appointed Michael D. Burger as our President and CEO, effective June 17, 2019. On that same date, the Board elected John Donofrio as our independent Chairman of the Board. The Board believes that having an independent Chairman of the Board will allow Mr. Burger to concentrate on overseeing the management of our business while Mr. Donofrio oversees the functioning of the Board and our corporate governance. Because we currently have an independent Chairman of the Board, there is currently no Lead Director.
The President and CEO, the Chairman of the Board and, when one is appointed, the Lead Director set the agenda for Board meetings with input from all other directors. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.
The President and CEO, the Chairman of the Board and, when one is appointed, the Lead Director together set the schedule of Board meetings and, together with the Nominating, Governance and Sustainability Committee, provide advice to the Board and the other members of Company management with respect to corporate governance and recommend to the Board the composition of each of the Board committees.
The Chairman of the Board, in addition to setting board meeting agendas and chairing board meetings, facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the performance of the President and CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.
Executive sessions of independent directors are held at each regularly scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Chairman of the Board, with input from the independent directors, prepares the agenda for executive sessions of the independent directors, although all independent directors are invited to raise any matters for discussion. The Chairman of the Board presides over the executive sessions of the independent directors.
We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the

Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.
Director Independence
We are required to comply with Nasdaq’s listing standards, including its corporate governance rules. Nasdaq rules require the Board to be comprised of a majority of independent directors, as that term is defined by the Nasdaq Stock Market Rules.
The Board has affirmatively determined that Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D., and Yuval Wasserman are independent directors, as defined by the Nasdaq Stock Market Rules. The Board has determined that Mr. Burger is the only director who is not independent, because he is the President and CEO of the Company. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Board Meetings and Committees
The Board of Directors held seven meetings during 2019. Each of our directors then in office attended all of the applicable regular meetings of the Board and of the committees on which he or she served during 2019. In addition, the independent directors met in executive session without the presence of management at each regular Board meeting in 2019 and when deemed appropriate at other meetings of the Board and of the committees. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of our directors attended the 2019 annual meeting of shareholders in person.
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating, Governance and Sustainability Committee. During 2019, the Board eliminated the Operational Audit Committee and operational matters are reported on during the regular Board meetings. Each committee is comprised of all of our independent Board members.
The table below shows current membership for each of the standing Board committees:
Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee
Lynn Brubaker John E. Caldwell Stephen R. Cole* John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman	Lynn Brubaker John E. Caldwell* Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman	Lynn Brubaker* John E. Caldwell Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman
*	Committee Chair
Audit Committee
The Audit Committee held six meetings during 2019. In addition to its formal meetings, the Audit Committee Chairman and other members of the committee met frequently throughout 2019 and in the first quarter of 2020 with and without the presence of management, and also met with our external and internal auditors without the presence of management. At all regular meetings during 2019, members of the Audit Committee met in executive session, without the presence of management, and met separately, either in-person or telephonically, with our external and internal auditors.
The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.

The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:
•
provide oversight regarding our accounting and financial reporting process, system of internal control, external and internal audit process, and our process for monitoring compliance with laws and regulations;

•	review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;
•	review and make appropriate inquiry of financial performance and financial position, including comparison of actual to budgeted results;
•	appoint and oversee our independent public accountants;
•	oversee internal audit and compliance functions;
•
At least annually, discuss with management and the external auditors significant risks and exposures and the plans to minimize such risks; request that management and the external auditors provide updates to the Committee as appropriate

•	review and approve our financial statements and other regulatory filings; and
•	review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions.
Compensation Committee
The Compensation Committee held four meetings during 2019. In addition to its formal meetings, the Compensation Committee Chairman and other members of the committee met frequently throughout 2019 and in the first quarter of 2020 among themselves without the presence of management, as well as with the Compensation Committee’s consultant and our President and CEO. Areas of consideration at these various meetings included but were not limited to:
•	examination of management and leadership development and programs;
•	review of the design of incentive plans;
•	review and approval of senior management objectives;
•	evaluation of the performance of all officers at the senior executive team level;
•	making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plan, respectively;
•
consultations with Compensia, Inc. (“Compensia”), the compensation consultant to the Compensation Committee for 2019 and 2020 board and executive compensation, regarding, among other matters, updated market data and compensation trends generally and specific updated market data regarding compensation for named executives officers;

•	establishment of executive compensation for 2019 and 2020;
•	addressing other compensation and employment matters, including specific review of the performance of our President and CEO; and
•
developing the compensation arrangements and terms of our former Chairman, President and CEO’s retirement and with respect to services provided by him during the transition period following his retirement until Mr. Burger, his successor, commenced his employment.

Each of the Compensation Committee members qualifies as independent for Compensation Committee membership, as defined in the Nasdaq rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in its charter, the Compensation Committee reviews our executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the Compensation Committee annually reviews and determines the President and CEO’s compensation, it works with the President and CEO in evaluating the performance of all other officers at the Vice President level and above reporting to the President and CEO and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above reporting to the President and CEO. The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with our compensation policy objectives.
The Compensation Committee’s duties and responsibilities include, among other things:
•
overseeing the philosophy and operation of our compensation program that reinforce our culture and values, create a balance between risk and reward, attract, motivate and retain executives over the long-term and align their interests with those of our shareholders;

•
overseeing our long-term equity plans, including reviewing and approving changes in such plans, granting equity awards to officers at the Vice President level and above reporting to the President and CEO, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	advising on selection of certain executive officer positions;
•	establishing the terms of all executive severance and change-in-control benefits;
•
reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to the President and CEO’s compensation, evaluating the President and CEO’s performance not less than semi-annually in light of those objectives and, without the input or participation of the President and CEO, approving the individual components of, and the overall compensation levels for, the President and CEO based on such evaluations;

•
reviewing and approving, with the input and recommendation of the President and CEO, the annual base salaries, annual incentive and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President-level employees, including reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to their performance evaluation and compensation, as well as approving the total amount of short-term incentives below the Vice President level and related parameters;

•
reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;

•
monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits;

•	reviewing and recommending any proposed changes in director compensation to the Board;
•	reviewing and discussing with management the Compensation Discussion and Analysis that is included in our proxy statement for our annual meeting of shareholders;
•	preparing the report of the Compensation Committee for inclusion in the proxy statement; and
•
engaging, on an as-needed basis, the services of outside experts in areas of compensation and benefits practices. Specifically, the Compensation Committee has engaged Compensia, a compensation expert, to informally update the Compensation Committee on an annual basis and from time to time on matters that have been delegated to the Compensation Committee, to provide a formal director compensation study and, in 2019, to provide a formal executive compensation study, including recommended best practices and median compensation at comparable companies.

The Compensation Committee may delegate its authority to grant awards under the 2014 Incentive Plan to our executive officers. The Compensation Committee has delegated its authority to our President and CEO, subject to the parameters discussed below, to grant stock-based awards under the 2014 Incentive Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by our President and CEO are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees,” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2014 Incentive Plan; and (iii) the President and CEO must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.
As earlier noted, the Compensation Committee has the authority to retain consultants and to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since October 2017, the Compensation Committee has engaged Compensia to advise it on compensation matters. In performing its services, Compensia reports to and is instructed by the Compensation Committee. For more information regarding Compensia’s services, see “2019 Director Compensation,” beginning on page 21 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 29 of this Proxy Statement.
Nominating, Governance and Sustainability Committee (formerly known as the Governance and Nominating Committee)
The Nominating, Governance and Sustainability Committee (formerly known as the Governance and Nominating Committee) met four times in 2019. Each of the Nominating, Governance and Sustainability Committee members is independent under the Nasdaq rules.
In April 2020, we amended and restated the Nominating and Governance Committee charter to, among other things, change the name of the committee to the “Nominating, Governance and Sustainability Committee” and to task the committee with responsibility for implementing and overseeing the Company’s sustainability strategy. The Nominating, Governance and Sustainability. Committee’s written charter, as amended and restated is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in detail in the charter, the Nominating, Governance and Sustainability Committee is responsible for developing, evaluating and implementing our corporate governance policies. In addition to assisting the Board in its oversight responsibilities relating to the Company's sustainability strategy, the Nominating, Governance and Sustainability Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating, Governance and Sustainability Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. In 2019, the Nominating, Governance and Sustainability Committee engaged the services of JWC Associates to assist in the search of a new Chief Executive Officer due to the retirement of the former Chief Executive Officer, Dr. Raab. JWC Partners, specializes in executive search, Board Director recruitment, and board assessment. Michael D. Burger was appointed as our President and CEO on June 17, 2019.
The Nominating, Governance and Sustainability Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Nominating, Governance and Sustainability Committee by writing to the Nominating, Governance and Sustainability Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Nominating, Governance and Sustainability Committee.

The following minimum qualifications must be met by a director nominee to be recommended by the Nominating, Governance and Sustainability Committee:
•	each director must display high personal and professional ethics, integrity and values;
•	each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;
•
each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior-level leadership in business, government, education, technology or public interest;

•	each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;
•	each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and
•	each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
In identifying potential Board nominees and evaluating candidates for the Board, the Nominating, Governance and Sustainability Committee considers the nominee’s experience, skills and qualifications. Diversity is an important criteria to the Nominating, Governance and Sustainability Committee, in accordance with our Corporate Governance Guidelines, when identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.
Annually, the Nominating, Governance and Sustainability Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, tenure, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Nominating, Governance and Sustainability Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Nominating, Governance and Sustainability Committee determines that adding or replacing a director is advisable, the Nominating, Governance and Sustainability Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Nominating, Governance and Sustainability Committee of the change and offer to submit his or her resignation.
A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under our Bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the Bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of (a) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and (b) any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Item 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate was a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (a) their names and addresses, (b) the class and number of shares of our stock beneficially owned by them, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of our stock, and (d) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to at least the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required to determine his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence.
Compensation Committee Interlocks and Insider Participation
During 2019, Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D. and Yuval Wasserman served as members of the Compensation Committee. None of the Compensation Committee members was, during 2019 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2019, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our website at www.faro.com/about-faro/leadership-and-governance or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2019 DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by each of our non-employee directors during the year ended December 31, 2019. See the Summary Compensation Table contained within “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 29 of this Proxy Statement for the compensation earned by Mr. Burger for his service as both Director and President and CEO during 2019 and by Dr. Raab for his service as our former Chairman, President and CEO.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Lynn Brubaker	72,500	99,975	—	172,475
John E. Caldwell	75,000	99,975	—	174,975
Stephen R. Cole	—	177,392	—	177,392
John Donofrio	115,000	149,984	—	264,984
Jeffrey A. Graves, Ph.D.	67,500	99,975	—	167,475
Yuval Wasserman	72,500	99,975	—	172,475
(1)	Includes cash retainers earned by each non-employee director during the year ended December 31, 2019.
(2)
Reflects the grant date fair value of restricted stock units or deferred stock units granted to our non-employee directors in 2019, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards or deferred stock units is based upon the closing price of our common stock on the grant date. Mr. Cole elected to convert all of his annual cash retainer fees and chair fees payable to him by the Company into deferred stock units, which represented a total grant date fair value of $77,417, in accordance with the 2018 Non-Employee Director Deferred Compensation Plan.

(3)	As of December 31, 2019, our non-employee directors held the following aggregate number of shares of unvested restricted stock units (they did not hold any stock options):
Name	Unvested Restricted Stock Units (#)
Lynn Brubaker	2,267
John E. Caldwell	2,267
Stephen R. Cole	2,267
John Donofrio	3,401
Jeffrey A. Graves, Ph.D.	4,287
Yuval Wasserman	4,287
The following table shows the restricted stock units awarded to each non-employee director then in office on May 31, 2019, and the aggregate grant date fair value for each award:
Name	Restricted Stock Units (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	2,267	99,975
John E. Caldwell	2,267	99,975
Stephen R. Cole	2,267	99,975
John Donofrio	3,401	149,984
Jeffrey A. Graves, Ph.D.	2,267	99,975
Yuval Wasserman	2,267	99,975
The grant date fair values of the awards shown above are calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant date ($44.10 on May 31, 2019).
Terms of Director Compensation Program
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. In setting director compensation, we consider the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. No changes were made to our non-employee director compensation policy in 2019.

The actual aggregate cost of Board compensation in 2019 was $1,129,776. The following table sets forth each component of our Board compensation in 2019:
Annual Cash Retainer:	$40,000
Additional Annual Retainers:
Nominating, Governance and Sustainability Committee Chairperson	$10,000
Operational Audit Committee Chairperson	$10,000(a)
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating, Governance and Sustainability Committee Non-Chair Member	$5,000
Operational Audit Committee Non-Chair Member	$5,000(a)
Audit Committee Non-Chair Member	$10,000
Compensation Committee Non-Chair Member	$7,500
Lead Director	$80,000(b)
Non-Employee Chairman	$100,000(b)
Initial Equity Grant	$100,000(c)
Annual Equity Grant	$100,000(d)
(a)
The Operational Audit Committee met two times in 2019 before it was determined that the executive management team would take on the responsibilities of the Operational Audit Committee and report on operational matters during the regular Board meetings, as such, the Operational Audit Committee was dissolved and the applicable Chairperson and Non-Chair Member fees will no longer be paid.

(b)
Payable 50% in cash and 50% in restricted stock units. Restricted stock units will be granted annually on the day following the annual meeting of shareholders, and the number of restricted stock units to be granted will be determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The restricted stock units will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or non-employee Chairman’s, as applicable, continued membership on the Board as of such date.

(c)
Upon election to the Board, each non-employee director will receive restricted stock units with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock unit grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.

(d)
On the day following the annual meeting of shareholders, each director receives restricted stock units with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock unit grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

Mandatory Board of Director Stock Ownership and Holding Periods
Our non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of our common stock with a value equal to at least $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (a) the then-current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (b) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier; provided that non-employee directors may sell shares to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2019, all of our directors met or exceeded the minimum share ownership requirement.
Director Deferred Compensation Plan
In October 2018, the Compensation Committee approved the adoption of the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). This plan encourages our directors to hold a substantial portion of their compensation in the form of equity, which can only be monetized at the end of their tenure on the Board or in other limited circumstances.
Prior to the first day of each calendar year beginning on or after January 1, 2019, each non-employee director may (i) elect to convert all of his or her annual cash retainer fees as well as any annual committee and chair fees other than reimbursements otherwise payable to him or her by the Company into deferred stock units, and (ii) elect to receive all of his or her annual equity grant received during the calendar year in the form of restricted stock units, or defer payment of all such restricted stock units granted to the non-employee director in the calendar year. Each deferred stock unit represents the right to receive one share of our common stock no later than 60 business days following the date the non-employee director incurs a separation of service from the Company, or, in limited circumstances upon a change in control of the Company, cash equal to the fair market value of one share of our common stock on the date of the change in control, pursuant to the 2014 Incentive Plan and the Deferred Compensation Plan.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.
The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements since 2004. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2020.
Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.
Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS
The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2019 and 2018, and fees for other services rendered by Grant Thornton LLP during those periods.
	2019	2018
Audit fees(1)	$1,960,207	$1,818,514
Audit-related fees(2)	32,375	32,552
Tax fees	—	—
All other fees	—	—
Total fees	$1,992,582	$1,851,066
(1)
Amounts for 2019 and 2018 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally. Also, the amount for 2018 includes fees incurred in connection with our registration statement on Form S-8 filed with the SEC in August 2018.

(2)	Amounts for 2019 and 2018 include fees related to the audit of our employee benefit plan.
The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2019 and 2018 is consistent with maintaining the independence of Grant Thornton LLP.
Pursuant to the Audit Committee charter, the Audit Committee pre-approved all services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.
The Audit Committee has:
(1)	reviewed and discussed the Company’s audited financial statements with management;
(2)	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
(3)
received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee also considered the impact of non-audit services on the auditor’s independence.
The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Audit Committee:
Stephen R. Cole, Audit Committee Member (Chair)
Lynn Brubaker, Audit Committee Member
John E. Caldwell, Audit Committee Member
John Donofrio, Audit Committee Member
Jeffrey A. Graves, Ph.D., Audit Committee Member
Yuval Wasserman, Audit Committee Member

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Section 14A of the Exchange Act provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement. Consistent with the results of the most recent non-binding advisory vote in 2017 regarding the frequency of the “Say-on-Pay” vote, we currently intend to conduct this advisory vote annually.
This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the President and CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.
At our annual meetings of shareholders held in May 2017, May 2018 and May 2019, approximately 99%, 78% and 96%, respectively, of the votes cast on the Say-on-Pay proposal at each of those meetings were voted in favor of the proposal. During 2018, before our annual meeting of shareholders, our management team discussed our executive compensation programs, policies and practices with certain of our shareholders. As a result of the lower say-on-pay approval level in 2018, and based on the discussions management had with those shareholders during 2018, the Compensation Committee decided to undertake a comprehensive review of our executive compensation programs, policies and practices, including engaging its independent compensation consultant to assist in the review of our 2018 say-on-pay voting results, shareholder outreach considerations and recommendations for the 2019 long-term equity incentive award design. As a result of this initiative, the Compensation Committee approved significant changes to our executive compensation to more closely align with current best practices, respond to shareholder concerns regarding the pay-for-performance features of our executive compensation programs, and strengthen the pay-for-performance alignment of our executive compensation programs. In 2019, the Compensation Committee developed, with the advice of Compensia, Mr. Burger's compensation arrangements and terms as our new President and CEO. For more information regarding the changes made to our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—Consideration of Prior Year Say-on-Pay Vote,” beginning on page 31 of this Proxy Statement.
The Board is asking our shareholders to vote “FOR” the following non-binding resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”
The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 27, 2020:
Name	Age	Principal Position
Michael D. Burger	61	President and Chief Executive Officer
Allen Muhich	52	Chief Financial Officer
Katrona Tyrrell	57	Chief People Officer
Yazid Tohme, Ph.D.	46	Chief R&D Officer
Kevin Beadle	62	Senior Vice President of Sales
Please refer to “Proposal 1—Election of Directors” for Mr. Burger's biography.
Allen Muhich has served as our Chief Financial Officer since July 2019. Prior to joining the Company, Mr. Muhich served as Vice President, Chief Financial Officer and Corporate Secretary of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from December 2017 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Muhich was Chief Financial Officer of ID Experts, a provider of identity protection services, from February 2016 to November 2017, as well as Chief Operating Officer from January 2017 to November 2017. Prior to that, Mr. Muhich served as Chief Financial Officer of Smarsh, Inc., a provider of cloud-based archiving solutions, from March 2015 to February 2016, as Chief Financial Officer and Vice President of Finance of Radisys Corporation, a leading provider of open telecom solutions, from May 2011 to March 2015, as Vice President of Finance and Corporate Controller at Merix Corporation, a global manufacturer of the printed circuit boards from September 2006 to May 2010, and spent the previous 15 years in financial management in the office printing business at Tektronix, Inc. and Xerox Corporation. Mr. Muhich holds a B.A. degree in Accounting from Western Washington University.
Katrona Tyrrell has served as Chief People Officer of the Company since January 2017. Prior to joining the Company, Ms. Tyrrell served as Global Senior Vice President, Human Resources for IDT Corporation, a global telecommunications and payment services provider, from 2010 to January 2017, leading a team that was responsible for global succession planning, leadership development, performance management, employee engagement and organizational effectiveness. From 2006 to 2010, Ms. Tyrrell held roles of increasing human resources management responsibility at IDT Corporation. Prior to joining IDT Corporation in 2006, Ms. Tyrrell held leadership and management positions at Towergate Partnership, Ltd. and Robert & Partners Managed Services in the United Kingdom. Ms. Tyrrell holds a post-graduate diploma in strategic management from Crawley College in the United Kingdom.
Yazid Tohme, Ph.D. has served as our Chief Research and Development Officer since March 2019. Prior to his appointment, Dr. Tohme served as our Senior Vice President, R&D, Group 1 since March 2017. Dr. Tohme previously held the positions of Vice President, Engineering, Metrology Technologies from January 2014 to March 2017 and Director of Engineering, 3D Imaging from June 2011 to December 2013. Prior to joining the Company, Dr. Tohme served as the Chief Technology Officer for Rochester Precision Optics, a company that specializes in developing lightweight electro-optical products, from January 2011 to June 2011. Prior to that, Dr. Tohme held various research and development leadership roles of increasing responsibility at Moore Nanotechnology Systems, a company that manufactures precision machines. Dr. Tohme holds a Bachelor of Science degree in Mechanical Engineering from the University of Kentucky as well as a Master of Science and Ph.D. in Mechanical Engineering from the University of Florida and a Master of Business Administration from the University of Massachusetts.
Kevin Beadle has served as our Senior Vice President of Sales since December 2019. Prior to joining the Company, Mr. Beadle served as the President of Silicon IP and Secure Protocols for Inside Secure, a company that specializes in security solutions for mobile and connected devices, providing software, silicon IP, tools and know-how needed to protect customers’ transactions, content, applications, and communications from January 2017 to November 2019 and also served as the Vice President of Americas from January 2014 to December 2016. Prior to joining Inside Secure in 2014, Mr. Beadle held leadership and management positions at Fairchild Semiconductor, Wolfson Microelectronics, and Intel Corporation. Mr. Beadle holds a B.A. degree in Engineering Science from the University of Texas and an Executive MBA Degree from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Compensation Committee oversees, among other things, the development of our executive compensation programs, policies and practices. This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2019. The guiding principles and fundamental objectives of the executive compensation program are as follows:
•	establish clear performance goals that are quantifiable and focused on our success while balancing both short-term and long-term initiatives;
•	align our senior leadership team’s interests with the interests of our shareholders;
•	retain and motivate our senior leadership team;
•	provide competitive compensation arrangements to attract individuals to our leadership team;
•	provide operational, financial and strategic objectives to each member on our senior leadership team; and
•	recognize our performance in addition to individual performance.
Following this CD&A, you will find a series of tables and narrative disclosures containing specific data about compensation earned in 2019 by the following individuals, whom we refer to as our named executive officers:
Name	Title
Michael D. Burger	President and Chief Executive Officer (“CEO”)
Allen Muhich	Chief Financial Officer
Katrona Tyrrell	Chief People Officer
Yazid Tohme, Ph.D.	Chief R&D Officer
Simon Raab, Ph.D.	Former President and Chief Executive Officer
Robert E. Seidel	Former Chief Financial Officer
Kathleen J. Hall	Former Chief Operating Officer
Jody S. Gale	Former Senior Vice President, General Counsel and Corporate Secretary
Changes in Executive Leadership
On January 9, 2019, we entered into a letter agreement with Dr. Simon Raab, setting forth the terms of Dr. Raab's retirement as our President and CEO and as a member of our Board of Directors. Dr. Raab continued to serve as our President and CEO and to remain on our Board of Directors until his successor, Michael D. Burger, was appointed as our President and CEO, effective June 17, 2019. Dr. Raab retired as our President and CEO and as a member of our Board of Directors on June 16, 2019. The Compensation Discussion and Analysis section of this Proxy Statement has more information regarding the compensation payable to Dr. Raab during this transition period pursuant to the letter agreement and the compensation payable to Mr. Burger upon the commencement of his service as our President and CEO. In addition, the Board elected John Donofrio to serve as the Chairman of the Board, effective April 5, 2019. On June 17, 2019, the Board also appointed Mr. Burger to the Company's Board of Directors, effective June 17, 2019.
On July 15, 2019, the Board appointed Allen Muhich as Chief Financial Officer, effective July 26, 2019, to succeed Robert Seidel, who ceased serving as the Chief Financial Officer of the Company effective July 25, 2019 but continued as an employee of the Company for a transition period through October 31, 2019.
On August 7, 2019, the Company eliminated the role of Chief Operating Officer. As a result, the employment of the Company's Chief Operating Officer, Kathleen J. Hall, was terminated effective August 7, 2019.
On February 14, 2020, the Company eliminated the role of Senior Vice President and General Counsel, effective February 20, 2020. As a result, Jody S. Gale's employment as the Company's Senior Vice President,

General Counsel & Secretary, terminated on February 20, 2020. Mr. Gale will continue to serve as an at-will employee of the Company through March 31, 2020 (the “Transition Period”), which Transition Period will automatically continue unless either party provides 10 days' advanced written notice of its intention to end the Transition Period.
Executive Summary
Our management team, led by our new CEO, Michael D. Burger, formulated and began to implement an updated comprehensive strategic plan for our business. As part of our strategic planning process, we identified areas of our business that needed enhanced focus or change in order to improve our efficiency and cost structure. As part of our new strategic plan, we have reassessed and redefined our go-to-market strategy, refocused our marketing engagement with our customers, re-evaluated our hardware product portfolio and have begun to focus on other organizational optimization efforts, including the simplification of our overly complex geographic and business unit management structure.
As part of our new strategic plan, we eliminated our vertical business unit structure and began reorganizing the Company into a functional structure. On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan and improve operating performance ensuring we are appropriately structured and resourced to deliver sustainable value to our shareholders. Key activities under the Restructuring Plan include a change in the Companies go-to-market strategy, a focus on centralized global functions and increased focus on efficiency and cost-savings efforts, which includes decreasing total headcount by approximately 500 employees upon the completion of the Restructuring Plan.
Company Performance in 2019
In 2019, we recorded $381.8 million in total sales in 2019, a decrease of 5.4% over 2018. We achieved over $418 million in new order bookings in 2019, down 2% compared to 2018. We maintained a strong balance sheet with no debt and cash, cash equivalents and short-term investments of $158.5 million as of December 31, 2019.
Total Shareholder Return
Although our one-year Total Shareholder Return (“TSR”) as of December 31, 2019 was significant at 23.9%, it was below our industry group and peer group, while our three-year TSR as of December 31, 2019 of 39.9% was above our industry group and below our peer group. For a discussion of the companies in our peer group, see “Review of Peer Group Practices” below. We use the Global Industry Classification Standard (GICS) Subcode 4520 (Technology Hardware and Equipment) developed by Standard & Poor’s Financial Services LLC and MSCI Inc. as our industry group.

FARO TSR Performance vs. 4520 GICS Group & Peer Group Median
Periods Ending 12/31/2019
GICS 4520 Median TSR
Peer Group
FARO TSR
26.7%
37.0%
23.9%
33.6%
62.5%
39.9%
1-Year
3-Year

Consideration of Say-on-Pay Vote
At our 2018 annual meeting of shareholders, approximately 78% of the votes cast on the annual say-on-pay vote were voted in favor of the proposal. During 2018, before our annual meeting of shareholders, our management team discussed our executive compensation programs, policies and practices with certain of our shareholders. As a result of the lower say-on-pay approval level in 2018, and based on the discussions management had with those shareholders during 2018, the Compensation Committee decided to undertake a comprehensive review of our executive compensation programs, policies and practices, including engaging an independent compensation consultant, Compensia, Inc. (“Compensia”), to assist in the review of our 2018 say-on-pay voting results, shareholder outreach considerations and recommendations for the 2019 long-term equity incentive award design. As a result of this initiative, the Compensation Committee approved the following significant changes to our executive compensation to more closely align with current best practices, respond to shareholder concerns regarding the pay-for-performance features of our executive compensation programs, and strengthen the pay-for-performance alignment of our executive compensation programs:
Prior Approach	What We Heard	Our Actions
Short-term cash incentives could be earned based on the achievement of established performance metrics; however, the Compensation Committee had discretionary authority to increase (or decrease) the amount earned. The Compensation Committee approved discretionary cash bonuses to be paid to our named executive officers for 2017 even though the performance requirements were not met under our short-term cash incentive plan.
Annual cash bonus awards are not tied to the achievement of established performance metrics.
For 2018, the short-term cash incentive plan had pre-established performance metrics, consisting of sales and operating income objectives. In determining the bonuses earned by, and paid to, our named executive officers based on 2018 performance, these performance metrics were strictly adhered to, and no discretionary bonuses were awarded to our named executive officers for 2018 or 2019.

Our long-term incentive compensation in recent years consisted of a mix of stock options and restricted stock units, both subject to only time-based vesting.	Long-term incentive compensation is not tied to objective performance metrics.
For 2019, the Compensation Committee redesigned the long-term equity incentive awards granted to our named executive officers to eliminate the use of stock options and introduce performance-based restricted stock units.

The Compensation Committee in 2019 adjusted the mix and vesting of the equity awards granted to our named executive officers in 2019 as follows: (1) 50% of the value of the equity awards was in the form of performance-based restricted stock units, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return (“TSR”) compared to the TSR of the companies in the Russell 2000 Growth Index; and (2) 50% of the value of the equity awards was in the form of time-based restricted stock units that vest in equal installments over three years

At our 2019 annual meeting of shareholders, approximately 96% of the votes cast on the annual say-on-pay vote were voted in favor of the proposal. As a result of the higher say-on-pay approval level in 2019, and based on the discussions management had with those shareholders during 2019, the Compensation Committee decided to continue with the redesigned compensation plan. Also, going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of our executive compensation program with the interests of the Company and our shareholders. Our management team will continue to meet with shareholders to discuss topics of interest to our shareholders, including executive compensation matters.
When determining how often to hold our advisory votes on executive compensation, our Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting of shareholders. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of our named executive officers, which will be conducted at our 2023 annual meeting of shareholders.
CEO Pay and Company Performance Alignment
Mr. Burger's fixed compensation in 2019 for his role as President and CEO consisted of his base salary of $700,000, prorated based on the number of days Mr. Burger was employed by the Company during 2019. For the annual performance period ending December 31, 2019, Mr. Burger earned a cash bonus based upon the achievement of certain performance goals established by the Compensation Committee of the Board with a target bonus of 100% of base salary, the actual amount paid to be a prorated based on the number of days Mr. Burger was employed by the Company during 2019. Mr. Burger was granted a sign-on equity grant with a target value of $3.0 million comprised of 50% performance-based restricted stock units and 50% time-based restricted stock units. Mr. Burger also received a one-time signing bonus equal to $500,000.
Dr. Raab's fixed compensation in 2019 for his role as President and CEO consisted of his base salary of $775,000, prorated based on the number of days Dr. Raab was employed by the Company during 2019. Based on our financial performance for 2019, Dr. Raab did not receive any cash payment under our short-term incentive plan for 2019 as the Company did not meet the financial performance objectives established by the Board. Dr. Raab was granted a long-term incentive and retention award in the amount of $1.0 million of time-based restricted stock units which vested in December 2019, six months following Dr. Raab's retirement.
Executive Compensation Objectives and Philosophy
The Compensation Committee endeavors to ensure the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation to the President and CEO, the other named executive officers and all other employees at the Vice President level and above that is consistent with market conditions and achieves the objective described above. Our executive compensation program includes a significant performance-based component in the form of “at-risk,” equity-based long-term incentives, which in 2019 took the form of a combination of time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).
The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. For more information regarding the Compensation Committee’s duties and responsibilities, see pages 16 through 18 of this Proxy Statement.
Compensation Governance Highlights
The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:
•
In 2019, the long-term incentive equity awards granted to our named executive officers were modified to include a performance-based equity component for 50% of the granted value and eliminated stock options.

•	We do not offer newly hired executives any “single-trigger” change-in-control cash severance features similar to a lump sum cash payment payable upon the occurrence of a change in control.

•	The Amended and Restated Change in Control Severance Policy does not provide an excise tax gross-up.
•	The 2014 Incentive Plan prohibits cash buyouts of stock options.
•	We maintain a compensation clawback policy, as further described on page 40 of this Compensation Discussion and Analysis.
•
We have a stock ownership policy for our non-employee directors and executive officers, as further described on pages 21 and 43 of this Proxy Statement, respectively. Among other things, this policy provides that our President and CEO must hold at least six times his base salary in Company common stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	Our Company policy prohibits hedging and pledging of Company securities by our directors and executive officers.
•	The Compensation Committee has determined that the work of its current compensation consultant, Compensia, has not raised any conflicts of interest.
The Compensation Committee has retained compensation consultants from time to time, including for formal executive and director compensation studies in 2010, 2012 and 2015 and a formal executive compensation study in 2018 and 2019. Such consultants are frequently consulted during the year on various matters and annually to informally update the Compensation Committee on matters that are relevant to the matters delegated to the committee under its charter.
Executive Compensation Components
The primary components of our fiscal 2019 executive compensation for the named executive officers and, their objectives are set forth in the table below. In determining the amount to pay each executive officer, the Compensation Committee considered various factors, including market data, individual roles and responsibilities, and individual performance.
Component	Description	Objective
Base Salary	Fixed cash compensation; reviewed annually	Provide base amount with competitive market pay

Short-Term Incentives	Variance cash compensation based on performance against annual goals	Provides incentive and motivation for achievement of key financial results

Performance-Based Restricted Stock Units	Variable compensation with payout in shares based on stock price performance (absolute and relative to the performance of the Russell 2000 Index) over a three-year performance period	Aligns interests of executives with long-term shareholder value

Time-Based Restricted Stock Units	Variable compensation with payout in shares subject to time-based vesting over three years	Aligns interests of executives with long-term shareholder value

Base Salary
When setting base salaries, the Compensation Committee considers our overall financial performance and outlook, the compensation levels of comparable positions within our peer group, and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, and other significant contributions to our success. When setting the salaries for the executive officers other than the President and CEO, the Compensation Committee also considers the President and CEO’s recommendations and the prior performance review conducted by the President and CEO. The Compensation Committee approved changes to the base salaries of certain of our named executive officers to the following levels:
Name	2019 Base Salary	% Increase (Decrease) from 2018
Mr. Burger	$700,000	—%
Mr. Muhich	$371,000	—%
Ms. Tyrrell	$290,273	3.3%
Dr. Tohme(1)	$370,000	13.5%
Dr. Raab	$775,000	—%
Mr. Seidel	$344,020	3.0%
Ms. Hall	$433,860	3.3%
Mr. Gale	$372,860	3.0%
(1)	The increase in base salary for Dr. Tohme included an adjustment made for his promotion to Chief R&D Officer.
Short-Term Incentives
Our short-term incentives provide management employees, including our named executive officers, the opportunity for additional cash compensation based on achievement of Company financial performance goals. These goals are established at the beginning of the year by the Compensation Committee with input from management. These metrics are designed to align the interests of the executives with our shareholders and require the Company and each individual executive to perform satisfactorily to achieve the target incentive amount.
Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. The target award opportunity for Dr. Raab in 2019 was equal to 100% of his base salary. The target award opportunity for Ms. Hall was 50% of her base salary. The target award opportunity for Ms. Tyrrell, Dr. Tohme, Mr. Gale and Mr. Seidel in 2019 was 40% of their respective base salaries.
Messrs. Burger and Muhich were not eligible under the short-term incentive plan during 2019; however, each executive had the opportunity to receive a cash bonus based upon the achievement of performance goals established by the Compensation Committee of the Board. In 2019, Messrs. Burger and Muhich had a target bonus of 100% and 65%, respectively, of their respective base salaries provided that the annual bonus shall be a prorated amount of the annual bonus that would have been paid for full-year fiscal 2019 based on the number of days each executive is employed by the Company during the fiscal year.
The Compensation Committee retains the discretion to adjust the annual incentives upward or downward on a subjective basis to ensure an equitable result. The Compensation Committee did not exercise its discretion to adjust the annual incentives upward or downward for 2019.
Company Financial Performance. In 2019, the short-term incentive opportunities for each of our named executive officers, Simon Raab, Robert E. Seidel, Kathleen J. Hall, Jody S. Gale, Katrona Tyrrell, and Yazid Tohme were based on achievement of Company-wide financial performance goals, subject to modification based upon an individual performance factor. For each of the named executive officers, the Compensation Committee selected the following Company-wide performance objectives for 2019: sales growth (weighted 50%) and operating income (weighted 50%). Sales growth and operating income are key indicators of our financial performance and used to evaluate the success of our reorganization initiatives and to focus our named executive officers on growing the business.

The short-term incentive opportunities for our newly named executive officers, Michael D. Burger and Allen Muhich were based upon the achievement of certain other individual performance goals established by the Compensation Committee of the Board primarily focused on the development of our new comprehensive strategic plan for our business going forward.
Short-term cash incentives for our named executive officers could be earned if we achieved or exceeded the threshold level of performance for either or both of the performance metrics. To satisfactorily balance the aggregate short-term incentive amounts in relation to operating income, the amount of the aggregate short-term cash incentives that could be earned by all participants was capped at 15% of our operating income, excluding short-term incentive awards, in 2019. The Compensation Committee reviewed and approved the financial performance targets, each of which is set forth below, in conjunction with the Board’s approval of the annual budget ($ in millions):
	Threshold	Target	Maximum	Actual
Sales growth	6.7%	18.4%	30.2%	(5.4)%
Operating Income	$30.0	$50.0	$60.0	$(55.8)
If we had achieved the threshold level of performance for each of the performance metrics set forth above in 2019, payouts would equal 50% of the target award opportunity for each named executive officer. If we had achieved or exceeded the maximum level of performance for each of the performance metrics set forth above in 2019, payouts would equal 200% of the target award opportunity for each named executive officer.
Individual Performance Factor. An individual performance factor adjusts the award amount calculated based on the Company-wide financial performance measures described above upward or downward as a multiplier, which is normalized at 1.0, based on individual performance. Rather than a strictly arithmetical calculation, the Chief Executive Officer recommends the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.
The Compensation Committee sets the President and CEO’s individual strategic objectives and related weights and, together with the President and CEO, the individual strategic objectives and related weights for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities.
Aggregate Performance Results. We did not meet the minimum payout threshold for our sales growth performance and we did not meet the minimum payout threshold for our operating income performance. Accordingly, no cash bonuses under the short-term incentive plan were awarded in 2019 for our named executive officers.
Short-term incentive opportunities for our newly named executive officers, Michael D. Burger and Allen Muhich of $377,808 and $104,388 respectively were earned based upon the achievement of their target performance goals established by the Compensation Committee of the Board and represent the prorated amount based on the number of days these executives were employed by the Company during the fiscal year.
Long-Term Incentives
In 2019, taking into account the advice of its compensation consultant, Compensia, that a mix of performance-based and time-based equity awards is a competitive market practice within our peer group, and also considering the lower say-on-pay approval level in 2018 and the discussions our management had with certain shareholders during 2018, the Compensation Committee redesigned the long-term equity incentive awards granted to our named executive officers to eliminate the use of stock options and introduce PRSUs. The Compensation Committee adjusted the mix and vesting of equity awards granted to our named executive officers in 2019 as follows: (1) 50% of the value of the equity awards was in the form of PRSUs, which vest at the end of three years based on the satisfaction of pre-established goals related to our total shareholder return (“TSR”) compared to the TSR of the companies in the Russell 2000 Growth Index; and (2) 50% of the value of the equity awards was in the form of TRSUs that vest in equal installments over three years.

We maintain the 2014 Incentive Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of our shareholders. The long-term equity incentive awards granted in 2020 to Messrs. Burger and Muhich, Dr. Tohme and Ms. Tyrrell were a combination of TRSUs and PRSUs, in a ratio of 50% and 50%, respectively.
2019 Annual Grant Guidelines. The Compensation Committee reviews and approves the grant of TRSUs and PRSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee considers the recommendation of the President and CEO in determining the equity awards granted to the other named executive officers. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retentive strength of these awards. The Compensation Committee typically grants fair value of the equity incentive awards to approximate the median of our peer group, with adjustments as necessary for the individual executive.
For the 2019 annual long-term equity incentive award grants, in order to determine the number of shares subject to each award, the Compensation Committee established the long-term equity incentive award value for each executive by setting a target percentage of each executive’s base salary. The resulting dollar value was then multiplied by an individual performance factor normalized at 1.0, as described below, and the result was converted into a number of TRSUs and PRSUs at target. The number of TRSUs and PRSUs at target granted was based on the stock price on the date of determination.
Grant Policy. We have adopted an equity award grant policy to (i) grant stock options and other equity incentives for current employees annually on the later to occur of (a) the date the award is approved and (b) the second business day following the filing of our Annual Report on Form 10-K, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.
2019 Annual Grants. The Compensation Committee established the following target long-term equity award values based on recommendations from Compensia, our compensation consultant, and market data for the 2019 grants for Dr. Tohme, Messrs. Gale and Seidel and Mses. Tyrrell and Hall, expressed as a target percentage of base salary: 100% for Ms. Hall and 75% for Dr. Tohme, Messrs. Gale and Seidel and Ms. Tyrrell. The Compensation Committee then applied individual performance factors for each executive based upon their 2018 performance and retention considerations. TRSUs granted in 2019 to executives as part of the annual equity grant program are earned and vest in three annual installments, provided that the grantee is employed by us on the vesting date. The PRSUs will be earned based on how our total shareholder return, or TSR, compares to the TSR of the Russell 2000 Growth Index during the performance period from February 25, 2019 to February 25, 2022 (the “Relative TSR”). Up to 200% of the target number of performance-based RSUs granted may be earned based on our Relative TSR during the performance period. For those named executives who have been terminated during the year, the PRSUs vested at target, or 100% of the PRSUs granted in 2019.
In lieu of Dr. Raab's annual long-term incentive award in 2019, he was granted a retention award in the form of 24,606 time-based restricted stock units. These restricted stock units fully vested in December 2019, six months following his retirement.
The following TRSUs and PRSUs were granted in relation to the 2019 annual equity grant:
Name	Grant Date	TRSUs	PRSUs
Ms. Tyrrell	2/25/2019	2,613	2,613
Dr. Tohme	2/25/2019	3,341	3,341
Dr. Raab	1/9/2019	24,606	—
Mr. Seidel	2/25/2019	2,824	2,824
Ms. Hall	2/25/2019	5,208	3,792
Mr. Gale	2/25/2019	3,060	3,060

Sign-on Equity Grants
Mr. Burger was granted a one-time sign-on RSU award on June 17, 2019 with a target value of $3 million. The value of the award was based on discussions with Compensia and other market data. This equity grant was comprised of a combination of TRSUs and PRSUs, in a ratio of 50% and 50%, respectively. One-third of the time-based RSUs will vest on each of the first, second and third anniversaries of the grant date. The performance-based RSUs will be earned based on how our total shareholder return, or TSR, compares to the TSR of the Russell 2000 Growth Index during the performance period from June 17, 2019 to June 17, 2022 (the “Relative TSR”). Up to 200% of the target number of performance-based RSUs granted to Mr. Burger may be earned based on our Relative TSR during the performance period.
Mr. Muhich was granted a one-time sign-on RSU award on July 26, 2019 with a target value of $1 million. This equity grant was comprised of a combination of TRSUs and PRSUs, in a ratio of 50% and 50%, respectively. One-third of the time-based RSUs will vest on each of the first, second and third anniversaries of the grant date. The performance-based RSUs will be earned based on how our total shareholder return, or TSR, compares to the TSR of the Russell 2000 Growth Index during the performance period from July 26, 2019 to July 26, 2022 (the “Relative TSR”). Up to 200% of the target number of performance-based RSUs granted to Mr. Muhich may be earned based on our Relative TSR during the performance period.
Name	Grant Date	TRSUs	PRSUs
Mr. Burger	6/17/2019	31,263	31,263
Mr. Muhich	7/26/2019	9,441	9,441
Role of the Compensation Consultant
The Compensation Committee has the authority to retain consultants and to obtain advice and assistance from other external legal, accounting or other advisors, at the Company's expense. The Compensation Committee engaged Compensia as its compensation consultant with respect to 2018, 2019 and 2020 board and executive compensation. In this role, the designated compensation consultant reports to and is instructed by the Compensation Committee. Compensia provides no other services to the Company. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The Compensation Committee annually considers the independence of its designated compensation consultant relative to the six factors prescribed by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”), and has concluded that the work of Compensia as the Compensation Committee’s compensation consultant does not raise any conflict of interest.
During 2019, Compensia’s services to the Compensation Committee were primarily with respect to consultations regarding, among other matters, (i) updated market data and compensation trends for new executive hires; (ii) updated market data and compensation trends generally; (iii) specific updated market data regarding compensation for each of our executive officer roles; and (iv) a high-level evaluation of our executive compensation program relative to best practices.
In the years when a full competitive review of our compensation programs is not done, the Compensation Committee retains the compensation consultant to informally update the Compensation Committee on matters that have been delegated to the Compensation Committee under its charter.
Role of the Executive Officers in Compensation Decisions
Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, we conduct a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the President and CEO any equity and non-equity awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.

The President and CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, including the other named executive officers. The President and CEO also reviews and evaluates the recommendations made with respect to other executive officers and recommends any modifications that he deems appropriate. The President and CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all executive officers, other than himself.
Review of Peer Group Practices
The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels when compared to market and remains competitive and effective. The Compensation Committee periodically engages an independent compensation consultant to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters. The most recent comprehensive competitive market study conducted by Compensia was completed in the fourth quarter of 2017 and updated information was provided during 2018 and 2019, including a summary study for purposes of assisting the Compensation Committee in making its 2019 compensation decisions.
With respect to making its 2019 compensation decisions, the following companies were selected by the Compensation Committee as our peer group:
Company	Ticker	Industry Description
Axcelis Technologies	ACLS	Semiconductor Equipment
Badger Meter	BMI	Electronic Equipment and Instruments
Cabot Microelectronics	CCMP	Semiconductor Equipment
Cohu, Inc.	COHU	Semiconductor Equipment
Control4 Corporation	CTRL	Electronic Equipment and Instruments
CTS Corporation	CTS	Electronic Components
FormFactor, Inc.	FORM	Semiconductor Equipment
Knowles	KN	Electronic Components
Nanometrics Incorporated	NANO	Semiconductor Equipment
Novanta Inc.	NOVT	Electronic Equipment and Instruments
Photronics, Inc.	PLAB	Semiconductor Equipment
Rogers	ROG	Electronic Components
Rudolph Technologies, Inc.	RTEC	Semiconductor Equipment
Thermon Group Holdings	THR	Electrical Components and Equipment
Veeco Instruments Inc.	VECO	Semiconductor Equipment
Vicor	VICR	Electrical Components and Equipment
Vishay Precision Group, Inc.	VPG	Electronic Equipment and Instruments
Xperi Corporation	XPER	Semiconductor Equipment
These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to the Company in terms of industry focus, global operational scope, revenue size, and market value.
When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive awards and the grant date fair value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executives’ compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also include discussions of economic and industry conditions, current and anticipated Company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.

Employment Agreements and Change in Control Severance Policy
Employment Agreements. We have entered into employment agreements with Messrs. Burger, Seidel, Gale and Ms. Hall that provide for severance benefits. As described in greater detail under “Potential Payments Upon Termination or Change in Control” on page 47 of this Proxy Statement, pursuant to the employment agreements, Mr. Burger is, and Messrs. Seidel and Gale and Ms. Hall were, entitled to severance benefits in the event of the executive’s termination by us other than for cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or resignation by the executive officer for good reason. Upon their respective terminations with the company, Messrs. Seidel and Ms. Hall all became eligible for severance benefits. Severance protection plays an important role in attracting, motivating and retaining highly talented executives.
Amended and Restated Change in Control Severance Policy. During 2019, Messrs. Seidel, Gale and Ms. Hall were covered by our Amended and Restated Change in Control Severance Policy (the “Amended and Restated Change in Control Severance Policy”) and entitles certain employees to severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs. The change in control benefits are intended to retain the executives during the time of an actual or threatened change in control and ensure that executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests.
Mr. Burger is also covered by our Amended and Restated Change in Control Severance Policy, with the additional provision set forth in his employment agreement that if the target amount of Mr. Burger’s annual cash bonus for the year in which a qualifying termination (as defined in the Amended and Restated Change in Control Severance Policy) takes place is greater than the aggregate of (i) the bonus amount (as defined in the Amended and Restated Change in Control Severance Policy) and (ii) the pro-rated bonus amount provided for in the Policy, then he will receive such target amount in lieu of the bonus amounts described in clauses (i) and (ii) above. In addition, if during the period of time beginning with a change in control (as defined in the Amended and Restated Change in Control Severance Policy) and ending 12 months following such change in control, the Company terminates Mr. Burger’s employment other than for cause or his employment terminates due to his resignation for good reason, as of the date of such termination, (a) any outstanding and unvested stock options held by him will become fully exercisable, (b) any outstanding time-vesting, stock-based awards held by him will become fully vested and payable and (c) any outstanding performance-vesting stock-based awards will become fully vested and payable at the greater of actual performance or target.
Executive Severance Plan. On February 14, 2019, the Board adopted the FARO Technologies, Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides eligible employees at the senior vice president level or above who are not otherwise covered by an individual employment agreement that provides severance benefits with benefits in the event they are involuntarily terminated by us other than for cause or as a result of his or her death or disability. This plan was adopted to formalize severance benefits for those eligible employees. Mr. Muhich, Dr. Tohme and Ms. Tyrrell are participants in the Executive Severance Plan.
For more information on Messrs. Burger's, Seidel’s and Gale’s and Ms. Hall’s employment agreements, the Amended and Restated Change in Control Severance Policy and the Executive Severance Plan, see “Potential Payments Upon Termination or Change in Control” beginning on page 47 of this Proxy Statement.
Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting for outstanding equity awards, and (ii) severance benefits under the Amended and Restated Change in Control Severance Policy. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction.
Executive Benefits and Perquisites
We provide limited perquisites and personal benefits to our named executive officers, including, among other items, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.

The named executive officers participate in our Vice President and Above Life Insurance Plan (the “Life Insurance Plan”) and Executive Long-Term and Short-Term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:
•	35% reduction after the age of 65;
•	an additional 25% of the original amount at the age of 70; and
•	an additional 15% of the original amount at the age of 75.
Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income, with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).
The named executive officers also participate in various health and welfare programs generally available to all employees. All employees, including named executive officers, who participate in our 401(k) plan are eligible to receive a 100% match on the first 1% of compensation deferred and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the Internal Revenue Service.
Corporate Tax and Accounting Considerations
Historically, Section 162(m) of the Code generally disallowed a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the three other highest paid executive officers, other than the chief financial officer. Qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. With the passage of the U.S. Tax Cuts and Jobs Act of 2017, Section 162(m) was amended to repeal the performance-based compensation exemption from the deduction limit and to include compensation paid to chief financial officers, effective for taxable years beginning after December 31, 2017. As a result, compensation paid in 2018 and later years to our named executive officers in excess of $1 million is not deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives. The Compensation Committee believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation may result in non-deductible compensation expense.
Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines to directly align the interests of executive officers with the interests of our shareholders. Under these guidelines, the President and CEO is required to own stock having a value equal to six times his annual base salary and the other executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of (i) equity awards granted by the Company, the values of which are calculated based on the higher of (a) the grant date fair value of the equity awards or (b) the then-current value of the equity awards on the date compliance is determined, and/or (ii) shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under our equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to our stock ownership guidelines. Our current executive officers are in compliance with the policy as of March 27, 2020.
Compensation Clawback Policy
In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to our executive officers. The clawback policy requires that, in the event of a restatement of our financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.
Insider Trading Policy
In 2017, the Nominating, Governance and Sustainability Committee amended our Insider Trading Policy to prohibit hedging and pledging of Company securities by our directors and executive officers. None of our directors or executive officers have any shares that are pledged to third parties. Under FARO’s Insider Trading Policy, all directors, officers and employees of the Company and their respective household members (collectively, “Covered Persons”), including any entities influenced or controlled by a Covered Person, are prohibited from engaging in short sales or hedging transactions involving FARO securities, including forward sale or purchase contracts, equity swaps or exchange funds. Covered Persons are also prohibited from engaging in puts, calls or other options or derivative instruments involving FARO securities. Further, we do not allow Covered Persons to pledge FARO securities at any time, which includes having FARO stock in a margin account or using FARO stocks as collateral for a loan.
Compensation Committee Report
The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2020 Annual Meeting of Shareholders for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 19, 2020.
Compensation Committee:
John E. Caldwell (Chair)
Lynn Brubaker
Stephen R. Cole
John Donofrio
Jeffrey A. Graves, Ph.D.
Yuval Wasserman

Summary Compensation Table
The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2019, and, if applicable, December 31, 2018 and December 31, 2017.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael D. Burger President and Chief Executive Officer	2019	350,000	500,000	3,653,082	—	377,808	77,529	4,958,419

Allen Muhich Chief Financial Officer	2019	144,119	200,000	1,150,197	—	104,388	7,360	1,606,064

Katrona Tyrrell Chief People Officer	2019	288,347	—	283,302	—	—	8,483	580,132
	2018	275,635	—	56,641	170,114	14,219	7,053	523,662

Yazid Tohme, Ph.D. Chief R&D Officer	2019	368,308	—	362,231	—	—	8,723	739,262

Simon Raab, Ph.D. Former President and Chief Executive Officer	2019	387,500	—	1,069,623	—	—	9,430	1,466,553
	2018	770,673	—	—	1,837,110	89,100	7,038	2,703,921
	2017	701,923	190,606	—	1,562,499	—	9,697	2,464,725

Robert E. Seidel Former Chief Financial Officer(6)	2019	300,921	—	805,803	—	—	52,300	1,159,024
	2018	322,058	—	66,817	200,645	15,364	11,210	616,094
	2017	258,500	24,380	53,691	161,156	—	10,960	508,687

Kathleen J. Hall Former Chief Operating Officer(7)	2019	277,462	—	1,325,927	—	—	161,157	1,764,546
	2018	416,539	—	124,255	372,961	26,565	14,845	955,165
	2017	395,192	50,600	114,050	342,173	—	14,598	916,613

Jody S. Gale Former Senior Vice President, General Counsel and Secretary	2019	370,605	—	331,765	—	—	8,763	711,133
	2018	360,096	—	73,437	220,538	16,652	8,078	678,801
	2017	351,000	32,292	74,559	223,756	—	7,848	689,455
(1)
Salary adjustments, if any, are applied each year in March. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis.

(2)
The amounts shown in this column for 2019 represent the sign-on bonus awarded to the newly appointed executive officers paid in 2019. There were no bonuses paid in 2018. The amounts shown in this column for 2017 represent the discretionary cash bonus awarded to the named executive officers for 2017 and paid in 2018.

(3)
Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020.

(4)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive or performance awards earned during the reported year but paid in the following year.

(5)	Includes for 2019:
	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Relocation Costs ($)	Severance Benefits ($)	Total ($)
Mr. Burger	342	582	225	8,481	67,899	—	77,529
Mr. Muhich	289	283	190	999	5,599	—	7,360
Ms. Tyrrell	658	500	433	6,892	—	—	8,483
Dr. Tohme	658	639	433	6,993	—	—	8,723
Dr. Raab	316	644	135	8,335	—	—	9,430
Mr. Seidel	579	522	381	9,800	—	41,018	52,300
Ms. Hall	421	477	277	9,800	—	150,182	161,157
Mr. Gale	658	643	433	7,029	—	—	8,763
(6)
The amounts shown for Mr. Seidel for 2019 in the Stock Awards and Option Awards columns include the $197,433 and $302,192 incremental fair value of the stock options and RSUs, respectively, granted to Mr. Seidel in 2017, 2018, and 2019 that were modified to completely vest in 2019 pursuant to his Transition Agreement.

(7)
The amounts shown for Ms. Hall for 2019 in the Stock Awards and Option Awards columns include the $336,721 and $513,395 incremental fair value of the stock options and RSUs, respectively, granted to Ms. Hall in 2017, 2018, and 2019 that were modified to vest immediately upon termination pursuant to her Employment Agreement.

Chief Executive Officer Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Burger, our President and CEO:
For 2019, our last completed fiscal year:
•	the median of the annual total compensation of all employees for our Company (other than our President and CEO) was $59,719; and
•
the annual total compensation of our President and CEO, on an annualized basis was $5,640,237, which included a sign-on equity grant with a target value of $3 million comprised of a combination of TRSUs and PRSUs, in a ratio of 50% and 50%, respectively.

Based on this information for 2019, we reasonably estimate that the ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee was 94:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
The median employee was identified by reviewing the base salary and wages as of December 31, 2019 to all of our employees, excluding both our current and former President and Chief Executive Officers, who were both employed by the Company during different time periods for the year ended December 31, 2019. All of our employees as of December 31, 2019 were included, whether employed on a full-time, part-time or seasonal basis. Adjustments were made to annualize the compensation of our employees who were not employed by the Company for the entire year.
After identifying the median employee based on base salary and wages, we then determined that median employee’s 2019 annual total compensation, including any perquisites and other benefits, using the same methodology used to determine the annual total compensation of our President and CEO for purposes of the Summary Compensation Table. The total compensation of our median employee was determined to be $59,719. This total compensation amount for our median employee was then compared to the total annualized compensation of our current President and CEO, annualized from the amount disclosed above in the Summary Compensation Table. The elements included in the President and CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table. For the year ended December 31, 2019, the total compensation for our President and CEO, Mr. Burger, was $4,958,419, as reported in the “Total” column of the Summary Compensation Table on page 42. Since Mr. Burger was appointed CEO effective June 17, 2019, we annualized his Salary, his Non-Equity Plan Compensation Table and insurance premiums and the 401(k) match, and added the disclosed values of his Stock Awards and relocation benefits to arrive at a value of $5,640,237, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

2019 Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to each of the named executive officers during 2019:
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Burger	—	350,000	700,000	1,400,000
	6/17/2019							31,263	1,500,000
	6/17/2019				7,815	31,263	62,526		2,153,082

Mr. Muhich	—	120,575	241,150	482,300
	7/25/2019							9,441	499,995
	7/25/2019				2,360	9,441	18,882		650,202

Ms. Tyrrell	—	58,055	116,109	232,218
	2/25/2019							2613	119,362
	2/25/2019				653	2,613	5,226		163,940

Dr. Tohme	—	74,000	148,000	296,000
	2/25/2019							3,341	152,617
	2/25/2019				835	3,341	6,682		209,614

Dr. Raab	—	387,500	775,000	1,550,000
	1/9/2019							24,606	1,069,623

Mr. Seidel	—	68,804	137,608	275,216
	2/25/2019							2,824	129,000
	2/25/2019				706	2,824	5,648		177,178

Ms. Hall	—	108,465	216,930	433,860
	2/25/2019							5,208	237,901
	2/25/2019				948	3,792	7,584		237,910

Mr. Gale	—	74,572	149,144	298,288
	2/25/2019							3,060	139,781
	2/25/2019				765	3,060	6,120		191,984
(1)
Reflects possible payout opportunities under our short-term cash incentive award program. These amounts are annualized possible payout opportunities and do not consider the prorated amount of the annual bonus that would have been paid for full-year fiscal 2019 based on the number of days Mr. Burger and Mr. Muhich were employed by the Company during the fiscal year ended December 31, 2019 as stated in their respective employment agreements or letter of offer. Additional information about our short-term cash incentive award program is included in the Compensation Discussion and Analysis under “Executive Compensation Components—Short-Term Incentives.”

(2)	For named executive officers reflects time-based RSUs granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.
(3)
For the named executive officers reflects possible payout opportunities of performance-based RSUs granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis under “Long-Term Incentives.”

(4)
Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the PRSUs and TRSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the SEC on February 19, 2020. The amounts shown for Mr. Seidel and Ms. Hall do not include any changes in fair value resulting from their respective modifications in 2019 as a result of the acceleration of their awards' vesting schedules for their termination without cause or for Good Reason pursuant to their respective employment agreements.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2019.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($)(1)
Mr. Burger	—	—	—	—	31,263(4)	1,574,092
							31,263(7)	1,574,092
Mr. Muhich	—	—	—	—	9,441(8)	475,354
							9,441(9)	475,354
Ms. Tyrrell	3,247	3,248(2)	34.55	3/3/2024	—	—
	2,420	4,840(3)	61.30	3/20/2025	—	—
	—	—	—	—	1,356(5)	68,275
	—	—	—	—	924(6)	46,523
	—	—	—	—	2,613(10)	131,565
	—	—	—	—			2,613(11)	131,565
Dr. Tohme	2,560	—	33.05	3/2/2023	—	—
	7,741	3,871(2)	34.55	3/3/2024	—	—
	2,516	5,034(3)	61.30	3/20/2025	—	—
	1,508	—	59.97	2/27/2025	—	—
					1,616(5)	81,366
					962(6)	48,437
					3,341(10)	168,219
							3,341(11)	168,219
Dr. Raab	78,403	—	61.30	3/20/2025	—	—
Mr. Seidel	2,000	—	43.33	5/12/2021	—	—
	3,000	—	59.97	2/27/2022	—	—
	4,847	—	33.05	3/2/2023	—	—
	11,165	—	34.55	3/3/2024	—	—
	8,563	—	61.30	3/20/2025	—	—
Ms. Hall	14,784	—	34.55	3/3/2024	—	—
	4,610	—	59.97	2/27/2025	—	—
	15,917	—	61.30	3/20/2025	—	—
Mr. Gale	2	—	59.97	2/27/2022	—	—
	5,333	—	33.05	3/2/2023	—	—
	5,167	5,168(2)	34.55	3/3/2024	—	—
	3,137	6,275(3)	61.30	3/20/2025	—	—
	—	—	—	—	2,158(5)	108,655
	—	—	—	—	1,198(6)	60,319
	—	—	—	—	3,060(10)	154,071
	—	—	—	—			3,060(11)	154,071
(1)	Based on the closing price of our common stock of $50.35 on December 31, 2019, the last trading day of the most recently completed fiscal year, as reported on Nasdaq.
(2)	The stock options vest in three equal annual installments beginning March 3, 2018.
(3)	The stock options vest in three equal annual installments beginning March 20, 2019.
(4)	The TRSUs vest in three equal annual installments beginning June 17, 2020.
(5)	The TRSUs vest on March 3, 2020, provided that the executive is employed by the Company on the vesting date.
(6)	The TRSUs vest on March 20, 2021, provided that the executive is employed by the Company on the vesting date.
(7)
The PRSUs vest on June 17, 2022, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive is employed by the Company on the vesting date.

(8)	The TRSUs vest in three equal annual installments beginning July 26, 2020.
(9)
The PRSUs vest on July 26, 2022, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive is employed by the Company on the vesting date.

(10)	The TRSUs vest in three equal annual installments beginning February 25, 2020.
(11)
The PRSUs vest on February 25, 2022, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive is employed by the Company on the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2019
This table summarizes amounts received upon the exercise of stock options and vesting of RSUs for the named executive officers during the year ended December 31, 2019.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Mr. Burger	—	—	—	—
Mr. Muhich	—	—	—	—
Dr. Tohme	—	—	955(4)	43,796
Ms. Tyrrell	—	—	—	—
Dr. Raab	190,401	2,828,926	24,606(3)	1,248,508
Mr. Seidel	—	—	8,292(5)	395,362
Ms. Hall	4,000	76,100	17,518(6)	855,386
Mr. Gale	—	—	1,991(7)	91,307
(1)
Value realized represents the number of shares underlying the exercised option multiplied by the difference between the closing price of our common stock on the exercise date and the exercise price of the option.

(2)	Value realized represents the closing price of our common stock on the vesting date multiplied by the number of shares vested.
(3)
Reflects TRSUs granted in 2019 that vested in 2019 awarded to Dr. Raab to incentivize the achievement of planned performance results and to retain services through the chief executive officer transition period. Upon the vesting of these TRSUs, 12,888 shares were withheld from Dr. Raab’s vested RSUs for taxes.

(4)	Reflects TRSUs granted in 2016 that vested in 2019 awarded to Dr. Tohme. Upon the vesting of these TRSUs, 323 shares were withheld from Dr. Tohme’s vested RSUs for taxes.
(5)
Reflects TRSUs and PRSUs granted in 2017, 2018, and 2019 that vested under an accelerated timeline, as a result of Mr. Seidel's termination in 2019 and were awarded to him consistent with the Transition and Separation Agreement. Upon the vesting of these RSUs, 2,022 shares were withheld from Mr. Seidel’s vested RSUs for taxes.

(6)
Reflects TRSUs granted in 2016 that vested in 2019, and reflects TRSUs and PRSUs granted in 2017, 2018, and 2019 that vested under an accelerated timeline, as a result of Ms. Hall's termination in 2019 and were awarded to her consistent with the Amended and Restated Change in Control Severance Policy. Upon the vesting of these RSUs, 4,905 shares were withheld from Ms. Hall’s vested RSUs for taxes.

(7)	Reflects TRSUs granted in 2016 that vested in 2019 awarded to Mr. Gale. Upon the vesting of these TRSUs, 555 shares were withheld from Mr. Gale’s vested RSUs for taxes.

Potential Payments Upon Termination or Change in Control
Employment Agreements. We entered into an employment agreement with Mr. Burger on April 5, 2019 with an effective date of June 17, 2019. Pursuant to this agreement, in the event the executive’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by the executive’s resignation for Good Reason, the executive will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and the executive’s outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to the executive will become fully vested.
As defined in the agreement, “Cause” means: (i) Executive’s failure to perform substantially his duties with the Company and/or any affiliate (excluding any such failure resulting from Executive’s Disability) after a written demand for substantial performance is delivered to Executive by or on behalf of the Board which identifies the manner in which the Board believes that Executive has not substantially performed his duties and providing Executive 30 days to cure the identified deficiencies, (ii) Executive engages in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) Executive engages in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) Executive is convicted of, or pleads nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) Executive is found liable in any SEC or other civil or criminal securities law action, (vi) Executive commits an act of fraud or embezzlement against the Company or any affiliate, or (vii) Executive accepts a bribe or kickback.
As defined in the agreement, “Good Reason” means: (a) a material breach by the Company of the Company’s obligations to the Executive under this Agreement, which breach is not cured within ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement; (b) an ongoing material and substantial diminution in the authority, duties or responsibilities of Executive; (c) without Executive’s consent, the Company’s relocation of his principal office more than 50 miles from his current office location in Lake Mary, Florida, (d) a reduction in Executive's target bonus opportunity, (e) a substantial reduction in benefits other than a general reduction in benefits that affects all executives in substantially the same proportions, or (f) failure to grant Executive the equity awards contemplated by Section 4(b)(iii) of this Agreement. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason within 90 days after the initial occurrence of such event. Following receipt of such notice from Executive, the Company shall have a period of 30 days within which it may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, other than in the case of a material breach by the Company of the Company’s obligations as provided in clause (a) of the definition of “Good Reason,” in which case the cure period shall be ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement. Good Reason shall not include Executive’s death or Disability. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).
Amended and Restated Change in Control Severance Policy. During 2019, Messrs. Seidel, Gale and Ms. Hall were covered by our Amended and Restated Change in Control Severance Policy, which entitles the covered executives to the following severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control:
•
A lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the 12-month period immediately prior to his or her date of termination, plus (ii) the average of the annual cash bonus earned by him or her during our last three completed fiscal years;

•
If the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a pro-rated portion of the average annual cash bonus earned by him or her during our last three completed fiscal years; and

•	Continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.
As defined in the Amended and Restated Change in Control Severance Policy, “Cause” means: (i) the failure to perform substantially a participant’s duties with the Company and/or any subsidiary (excluding any such failure resulting from the participant’s disability) after written demand for substantial performance is delivered to such participant by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary, (iv) obstruction or impediment of, or failure to materially cooperate with, an “investigation” (as defined in the Amended and Restated Change in Control Severance Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company or any subsidiary, or (viii) accepting a bribe or kickback.
“Good Reason” means, without the executive’s express written consent, (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly-traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Amended and Restated Change in Control Severance Policy.
In addition, as described above, Mr. Burger’s employment agreement provides that, in addition to the payment benefits provided under the Amended and Restated Change in Control Severance Policy, that if the target amount of Mr. Burger’s annual cash bonus for the year in which a qualifying termination (as defined in the Amended and Restated Change in Control Severance Policy) takes place is greater than the aggregate of (i) the bonus amount (as defined in the Amended and Restated Change in Control Severance Policy) and (ii) the pro-rated bonus amount provided for in the Amended and Restated Change in Control Severance Policy, then he will receive such target amount in lieu of the bonus amounts described in clauses (i) and (ii) above. In addition, if during the period of time beginning with a change in control (as defined in the Amended and Restated Change in Control Severance Policy) and ending 12 months following such change in control, the Company terminates Mr. Burger’s employment other than for cause or his employment terminates due to his resignation for good reason, as of the date of such termination, (a) any outstanding and unvested stock options held by him will become fully exercisable, (b) any outstanding time-vesting, stock-based awards held by him will become fully vested and payable and (c) any outstanding performance-vesting stock-based awards will become fully vested and payable at the greater of actual performance or target.
Executive Severance Plan. On February 14, 2019, the Board adopted the Executive Severance Plan, which provides eligible employees at the senior vice president level or above who are not otherwise covered by an individual employment agreement that provides severance benefits (each, a “participant”), with benefits in the event they are involuntarily terminated by us other than for cause or as a result of the participant’s death or disability. The Executive Severance Plan does not apply in the event there is a change in control of the Company and the participant collects severance benefits pursuant to a change in control agreement or any other agreement in place between the Company and the participant. Severance benefits include (i) 12 months of the participant’s annual salary, payable in a single lump sum, (ii) up to 12 months of the employer portion of any COBRA premiums incurred for any medical, dental and/or vision insurance a participant elects to continue and (iii) up to 12 months’ use of our employee assistance plan. Payment of severance benefits is conditioned upon a participant’s execution of a compete release of claims against the Company that has not been revoked during the applicable rescission period. Mr. Muhich, Ms. Tyrrell, and Dr. Tohme are participants in the Executive Severance Plan.

Payments in Connection with a Termination of Employment or Upon a Change in Control. The following table presents estimates of the amounts of compensation that would have been payable to the named executive officers, other than Mr. Seidel, Ms. Hall and Dr. Raab, upon their termination of employment without Cause, by us providing written notice of the non-extension of the employment period set forth in the named executive officer’s respective employment agreement or resignation for Good Reason, upon their death or disability or upon the occurrence of a change in control regardless of whether they incurred a subsequent termination of employment, as of December 31, 2019. The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.
Mr. Seidel was terminated from his role as Chief Executive Officer on July 25, 2019 without Cause which entitled him to compensation as he was covered by the Amended and Restated Change in Control Severance Policy. Pursuant to Mr. Seidel’s employment agreement, Mr. Seidel was entitled to receive 12 months of base salary continuation equal to $344,020, and vesting acceleration of his outstanding equity awards equal to $499,625, based on a stock price of $53.39 on the date of his termination. As of December 31, 2019, the remaining amount of compensation that remains payable to Mr. Seidel was $327,083.
Ms. Hall was terminated from her role as Chief Operating Officer on August 7, 2019 without Cause which entitled her to compensation as she was covered by her Amended and Restated Employment Agreement entered into on April 27, 2016. Pursuant to Ms. Hall’s employment agreement, Ms. Hall was entitled to receive 18 months of base salary continuation equal to $433,860, and vesting acceleration of her outstanding equity awards equal to $850,116, based on a stock price of $49.49 on the date of her termination. As of December 31, 2019, the remaining amount of compensation that remains payable to Ms. Hall was $535,650.
	Termination of Employment without Cause or By Executive for Good Reason (in connection with a Change in Control)($)	Termination of Employment without Cause, By Not Extending the Employment Period or By Executive for Good Reason (not in connection with a Change in Control)($)	Termination upon Death($)	Termination upon Disability ($)	Upon Change in Control without Termination of Employment ($)
Mr. Burger
Cash Payment(s)	1,400,000	1,077,808	750,000(3)	180,000(4)	1,400,000
Equity Acceleration(5)	3,148,184	3,148,184	—	—	3,148,184
Health Benefits(6)	29,718	—	—	—	—
Total	4,577,902	4,225,992	750,000	180,000	4,548,184
Mr. Muhich
Cash Payment(s)	475,388(1)	371,000(2)	750,000(3)	180,000(4)	—
Equity Acceleration(5)	950,709		—	—	950,709
Health Benefits(6)	23,775	—	—	—	—
Total	1,449,872	371,000	750,000	180,000	950,709
Dr. Tohme
Cash Payment(s)	383,089(1)	370,000(2)	750,000(3)	180,000(4)	—
Equity Acceleration(5)	527,403		—	—	527,403
Health Benefits(6)	8,403	—	—	—	—
Total	918,895	370,000	750,000	180,000	527,403
Mr. Gale
Cash Payment(s)	389,175(1)	372,860(2)	750,000(3)	180,000(4)	—
Equity Acceleration(5)	558,771	558,771	—	—	558,771
Health Benefits(6)	27,391	—	—	—	—
Total	975,337	931,631	750,000	180,000	558,771
Ms. Tyrrell
Cash Payment(s)	297,383(1)	290,273(2)	750,000(3)	174,164(4)	—
Equity Acceleration(5)	429,246	—	—	—	429,246
Health Benefits(6)	8,403	—	—	—	—
Total	735,032	290,273	750,000	174,164	429,246

(1)
Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during our last three completed fiscal years, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, a pro rata share of the average of the annual cash bonus earned by the executive during our last three completed fiscal years payable pursuant to the Amended and Restated Change in Control Severance Policy.

(2)
Reflects for Dr. Tohme, Messrs. Gale, and Muhich and Ms. Tyrrell an amount equal to the executive’s base salary, payable in installments over 12 months pursuant to their respective employment agreements.

(3)	Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.
(4)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.
(5)
For Messrs. Burger and Gale, their outstanding and unvested stock options and RSUs will become fully vested and exercisable as of the date of their termination without Cause or for Good Reason pursuant to their employment agreements or if we have provided written notice of non-extension of the employment period set forth in their employment agreements. In the event of a change in control:

•	for Messrs. Burger and Gale, all outstanding and unvested stock options and RSUs will become fully vested and exercisable pursuant to their employment agreements; and
•
for Mr. Muhich, Dr. Tohme and Ms. Tyrrell, all outstanding and unvested stock options and RSUs granted in 2017, 2018, and 2019 will become fully vested and exercisable pursuant to the 2014 Incentive Plan if such awards are not converted, assumed or substituted in connection with the change in control.

Amounts reflect the intrinsic value of unvested stock options and RSUs whose vesting will be accelerated, based on the closing price of our common stock on December 31, 2019 ($50.35).
(6)
Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2019 rates for the applicable time period pursuant to the Amended and Restated Change in Control Severance Policy.

Risk Assessment of Overall Compensation Program
The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
The following table provides information as of December 31, 2019 regarding equity compensation plans under which our common stock is authorized for issuance.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	885,000(2)	$52.37(3)	442,016(4)
Equity compensation plans not approved by security holders(5)	—	—	—
Total	885,000	$52.37	442,016
(1)	Consists of the 2009 Equity Plan and the 2014 Incentive Plan.
(2)	We had 486,682 options outstanding as of December 31, 2019, all of which are included in column (a). We also had 398,318 RSUs outstanding as of December 31, 2019, which are included in column (a).
(3)
Calculation of weighted average exercise price of outstanding awards includes stock options but does not include RSUs that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 3.4 years.

(4)
Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2014 Incentive Plan includes any shares underlying awards outstanding under the 2009 Equity Plan as of the effective date of the 2014 Incentive Plan that thereafter terminate or expire unexercised, or are canceled, forfeited or lapse for any reason.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of March 27, 2020 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 17,664,492 shares of common stock outstanding as of March 27, 2020.
To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in the care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Named Executive Officers and Directors
Simon Raab, Ph.D.(1)	176,313	*
John Donofrio(2)	21,075	*
Stephen R. Cole(3)	27,989	*
John E. Caldwell(4)	24,122	*
Lynn Brubaker(5)	15,223	*
Yuval Wasserman(6)	6,170	*
Jeffrey A. Graves, Ph.D.(7)	6,170	*
Kathleen J. Hall(8)	45,515	*
Jody S. Gale(9)	33,029	*
Robert E. Seidel(10)	35,845	*
Katrona Tyrrell(11)	13,824	*
Yazid Tohme(12)	24,139	*
Michael D. Burger	—	*
Allen Muhich	—	*
All current directors and executive officers as a group (11 persons)(13)	138,712	*

5% or Greater Shareholders
BlackRock, Inc.(14)	3,064,496	17.3%
The Vanguard Group, Inc.(15)	1,838,374	10.4%
Barrow Hanley Mewhinney & Strauss LLC(16)	926,203	5.2%
Dimensional Fund Advisors LP(17)	920,289	5.2%
Paradice Investment Management LLC(18)	989,900	5.6%
Royce and Associates, LP(19)	925,121	5.2%
*	Represents less than one percent of our outstanding common stock.
(1)
Includes 44,315 shares held by Xenon Research, Inc., over which Dr. Raab and his spouse have investment control, and 80,000 shares held by a revocable trust of which Dr. Raab is settlor and trustee. Also includes options to purchase (i) 78,403 shares at $61.30 per share that are currently exercisable.

(2)	Includes 3,401 shares of restricted stock.
(3)
Includes 2,267 shares of restricted stock and 1,695 deferred stock units, which represent the right to receive one share of our common stock following Mr. Cole’s separation of service from the Company. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children, 7,000 shares held by Snow Powder Ridge Limited, and 14,652 shares held by Seeonee Inc., over which Mr. Cole has investment control.

(4)	Includes 2,267 shares of restricted stock.
(5)	Includes 2,267 shares of restricted stock and 12,956 shares held by the Cornelius-Brubaker Trust.
(6)	Includes 2,267 shares of restricted stock.
(7)	Includes 2,267 shares of restricted stock.

(8)	Includes options to purchase (i) 4,610 shares at $59.97 per share, (ii) 14,784 shares at $34.55 per share and (iii) 15,917 shares at $61.30 per share that are currently exercisable.
(9)
Includes options to purchase (i) 2 shares at $59.97 per share, (ii) 5,333 shares at $33.05 per share, (iii) 10,335 shares at $34.55 per share and (iv) 6,274 shares at $61.30 per share that are currently exercisable. Also includes 6,298 shares of restricted stock.

(10)
Includes options to purchase (i) 2,000 shares at $43.33 per share, (ii) 3,000 shares at $59.97 per share, (iii) 4,847 shares at $33.05 per share, (iv) 11,165 shares at $34.55 per share and (v) 8,563 shares at $61.30 per share that are currently exercisable.

(11)	Includes options to purchase (i) 6,495 shares at $34.55 per share and (ii) 4,840 shares at $61.30 per share that are currently exercisable.
(12)
Includes options to purchase (i) 7,550 shares at $61.30 per share, (ii) 11,612 shares at $34.55 per share, (iii) 2,560 shares at $33.05 per share and (iv) 1,508 shares at $59.97 per share that are currently exercisable.

(13)	Includes options to purchase 197,281 shares that are currently exercisable. Also includes 6,298 shares of restricted stock.
(14)
The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 3,034,838 shares and sole dispositive power with respect to 3,064,496 shares. iShares Core S&P Small-Cap ETF is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of more than five percent of the Company’s outstanding common stock. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC, and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(15)
The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc., an investment adviser. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 34,656 shares, sole dispositive power with respect to 1,798,438 shares, shared voting power with respect to 7,090 shares and shared dispositive power with respect to 39,936 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 32,846 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,900 shares as a result of its serving as investment manager of Australian investment offerings.

(16)
The number of shares reported is based solely on the Schedule 13G filed with the SEC on February 12, 2020 by Barrow, Hanley, Mewhinney & Strauss, LLC, an investment adviser. The address of Barrow, Hanley, Mewhinney & Strauss, LLC is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. The Schedule 13G reports that Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 691,718 shares, shared voting power with respect to 234,485 shares and sole dispositive power with respect to 926,203 shares.

(17)
The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP, an investment adviser. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 874,080 shares and sole dispositive power with respect to 920,289 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Dimensional Funds. However, all securities reported in the Schedule 13G/A are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities.

(18)
The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on February 7, 2020 by Paradice Investment Management LLC, an investment adviser, and Paradice Investment Management Pty Ltd, a parent holding company. The address of Paradice Investment Management LLC is 257 Fillmore Street, Suite 200, Denver, Colorado 80206. The address of Paradice Investment Management Pty Ltd is Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. According to the Schedule 13G/A, Paradice Investment Management LLC and Paradice Investment Management Pty Ltd have shared voting power with respect to 767,760 shares and shared dispositive power with respect to 989,900 shares.

(19)
The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on January 21, 2020 by Royce and Associates, LP, an investment adviser. The address of Royce and Associates, LP is 745 Fifth Avenue, New York, NY 10151. According to the Schedule 13G/A, Royce and Associates, LP has sole voting with respect to 925,121 shares and sole dispositive power with respect to 925,121 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:
•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;
•	Any shareholder beneficially owning in excess of 5% of our outstanding common stock;
•	Any immediate family member of any of the foregoing persons; or
•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.
Our Board has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:
•	The benefits to the Company from the proposed transaction;
•	The impact of the proposed transaction on the independence of the members of the Board, if applicable;
•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;
•	The terms of the proposed transaction; and
•	The terms available to unrelated third parties or employees generally.
The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.
Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.
There were no transactions in 2019, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2019 by Section 16(a) under the Exchange Act, except for a Form 4 for Stephen Cole that was inadvertently filed late.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of 2020 Annual Meeting of Shareholders and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an annual meeting of shareholders, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our Bylaws and described under “Deadline for Receipt of 2021 Shareholder Proposals and Director Nominees.” No shareholder has given written notice that such shareholder intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our Bylaws.

DEADLINE FOR RECEIPT OF 2021 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES
If a shareholder wants to have a proposal formally considered at the 2021 annual meeting of shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before December 17, 2020 and the proposal must comply with SEC rules; provided, however, that if the date of our 2021 annual meeting of shareholders is more than 30 days before or after May 29, 2021 (the one-year anniversary of the Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.
In addition, if a shareholder wants to make a proposal for consideration at the 2021 annual meeting of shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2021 annual meeting of shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our Bylaws, between January 29, 2021 and February 28, 2021.
If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Nominating, Governance and Sustainability Committee,” beginning on page 12 of this Proxy Statement. For the 2021 annual meeting of shareholders, we must receive the nomination, which must conform to the notice requirements set forth in our Bylaws, between January 29, 2021 and February 28, 2021.
If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2021 annual meeting of shareholders.

2019 ANNUAL REPORT
On February 19, 2020, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2019. Copies of our 2019 Annual Report on Form 10-K, including the financial statements thereto, without the accompanying exhibits, may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com/about-faro/investor-relations/sec-filings or by accessing the SEC’s EDGAR database at www.sec.gov. A list of exhibits is included in the 2019 Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.
By Order of the Board of Directors,

Allen Muhich
Chief Financial Officer
April 16, 2020

FARO TECHNOLOGIES, INC.
ATTN: ALLEN MUHICH
250 TECHNOLOGY PARK
LAKE MARY, FL 32746

VOTE BY INTERNET - www.proxyvote.com
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/FARO2020

You may attend the meeting via audio webcast at the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Michael D. Burger 02 Stephen R. Cole

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ▢
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com

FARO TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 29, 2020 9:00 AM, EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) John Donofrio, Chairman of the Board of Directors, and Allen Muhich, Chief Financial Officer, or either of them, as proxies, each with the power to appoint hissubstitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxycard, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitledto vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held online via audio webcast at www.virtualshareholdermeeting.com/FARO2020 at 9:00 AM, EDT on May 29, 2020, and at any adjournment or postponement thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 16, 2020, a copy of which has been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each of the director nominees listed in Proposal 1, and "FOR" Proposals 2 and 3 and will be voted in accordance with the discretion of the proxies on such matters as may properly come before the Annual Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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